SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

JABIL CIRCUIT, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

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(4)	Date Filed:

JABIL CIRCUIT, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on January 22, 2009

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Jabil Circuit, Inc., a Delaware corporation (“Jabil”), will be held on Thursday, January 22, 2009, at 10:00 a.m., local time, in the Sunset Ballroom at the Renaissance Vinoy Golf Club located at 600 Snell Isle Boulevard, St. Petersburg, Florida 33704 for the following purposes:

1. To elect nine directors to serve for the ensuing year or until their successors are duly elected and qualified;

2. To approve an amendment to increase the size of the Jabil Circuit, Inc. 2002 Stock Incentive Plan by 1,500,000 shares;

3. To approve an amendment to increase the size of the Jabil Circuit, Inc. 2002 Employee Stock Purchase Plan by 3,000,000 shares;

4. To ratify the appointment of KPMG LLP as Jabil’s independent registered public accountants for the fiscal year ending August 31, 2009; and

5. To transact such other business as may properly come before the Annual Meeting, including any adjournment thereof.

Jabil’s Board of Directors intends to present the following nine nominees for director at the Annual Meeting: Laurence S. Grafstein, Mel S. Lavitt, Timothy L. Main, William D. Morean, Lawrence J. Murphy, Frank A. Newman, Steven A. Raymund, Thomas A. Sansone and Kathleen A. Walters. The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on November 26, 2008 are entitled to notice of and to vote at the Annual Meeting.

A list of all stockholders entitled to vote at the 2008 Annual Meeting will be available for examination at the Office of General Counsel of Jabil Circuit, Inc., at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, for the ten days before the meeting between 9:00 a.m. and 5:00 p.m., local time, and at the place of the Annual Meeting during the Annual Meeting.

You have the option to receive future proxy materials electronically via the Internet. You may choose to do so by following the simple instructions contained in this mailing. Offering electronic delivery of future annual reports and proxy statements is not only cost-effective for Jabil but is also friendlier to the environment.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote your shares using one of the following methods: (1) vote through the Internet at the website shown on the proxy card; or (2) mark, date, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you elected to receive the 2008 proxy materials over the Internet, you will not receive a paper proxy card and you should vote online, unless you cancel your enrollment or we discontinue the availability of our proxy materials on the Internet. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

FOR THE BOARD OF DIRECTORS OF JABIL CIRCUIT, INC.

Robert L. Paver
General Counsel and Secretary
St. Petersburg, Florida December 17, 2008

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to be Held on January 22, 2009

The Proxy Statement and Annual Report to Stockholders are available at

http://jbl.client.shareholder.com/annuals.cfm.

Information on our website, other than this Proxy Statement, is not a part of this Proxy Statement.

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR VOTE THROUGH THE INTERNET.

JABIL CIRCUIT, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

January 22, 2009

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of Jabil Circuit, Inc., a Delaware corporation (except where the context otherwise requires, references herein to “Jabil,” “we,” “our,” or “us” mean Jabil Circuit, Inc. together with its subsidiaries), for use at the Annual Meeting of Stockholders to be held on Thursday, January 22, 2009, at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held in the Sunset Ballroom at the Renaissance Vinoy Golf Club located at 600 Snell Isle Boulevard, St. Petersburg, Florida 33704. Jabil’s principal executive office is located at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, and its telephone number at that location is (727) 577-9749.

These proxy solicitation materials, together with Jabil’s 2008 Annual Report to Stockholders, were mailed on or about December 17, 2008 to all stockholders entitled to vote at the Annual Meeting.

Record Date and Measurement Date

Stockholders of record at the close of business on November 26, 2008 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of November 14, 2008 (the “Measurement Date”), 210,543,998 shares of Jabil’s common stock were issued and outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of Jabil’s common stock, see “Other Information-Share Ownership by Principal Stockholders and Management.” The closing sales price of Jabil’s common stock on the New York Stock Exchange (“NYSE”) on the Measurement Date was $6.33 per share.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Jabil’s Secretary a written notice of revocation or a duly executed proxy bearing a later date (or voting via the Internet at a later date) or by attending the Annual Meeting and voting in person.

Voting and Solicitation

Each stockholder is entitled to one vote for each share of common stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

The cost of soliciting proxies will be borne by Jabil. In addition, Jabil may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of Jabil’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, letter or facsimile. While we have not chosen at this time to engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation, should we do so, we will bear all costs of such solicitation of proxies. We anticipate that if we retain the services of a proxy solicitor, we would pay that firm customary fees for those services, which we believe would not be significant.

Quorum; Abstentions; Broker Non-Votes

A majority of the shares of Jabil common stock outstanding on the Record Date must be present or represented at the Annual Meeting in order to have a quorum for the transaction of business. Shares on which an abstention, a withheld vote or a broker non-vote has occurred will be counted as present for purposes of determining the presence of a quorum. The approval of Proposals 2 and 3 requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast on such Proposal, and that the total votes cast on such Proposal constitute at least a majority of the shares that are present entitled to be voted on such specific Proposal. Because broker non-votes are not shares entitled to vote, they will have no effect on the approval of Proposals 2 and 3. Abstentions, however, are entitled to vote, so they will have an effect on the approval of Proposals 2 and 3. The approval of Proposals 4 and 5 require the affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast on such specific Proposal. Abstentions and broker non-votes will have no effect on the approval of Proposals 4 and 5. If you own shares through a broker, you must instruct your broker how to vote in order for your vote to be counted.

Our Bylaws provide that the voting standard for the election of our directors in uncontested elections is based on a majority voting standard. In contested director elections, the plurality standard will apply. We have nominated nine directors for election at the Annual Meeting, and because we did not receive advance notice under our Bylaws of any stockholder nominees for directors, the 2009 election of directors is an uncontested election. To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director is not elected and no successor has been elected at the meeting, he or she shall promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board of Directors will endeavor to act on the recommendation within 90 days following the recommendation. For additional information regarding the majority voting standard, see “Majority Voting for Directors.”

Voting Results

Votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Voting Electronically via the Internet

For Shares Directly Registered in the Name of the Stockholder. Stockholders with shares registered directly with Computershare Investor Services (“Computershare”), Jabil’s transfer agent, may vote by mailing in the proxy or on the Internet at the following address on the World Wide Web: www.investorvote.com. Specific instructions to be followed by any registered stockholder interested in voting via the Internet are set forth on the enclosed proxy card. Votes submitted via the Internet by a registered stockholder must be received by 11:59 p.m. (Eastern Standard Time) on January 21, 2009.

For Shares Registered in the Name of a Brokerage or Bank. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. This program is different from the program provided by Computershare for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the street name program, you may have already been offered the opportunity to elect to vote using the Internet. Votes submitted via the Internet through the street name program must be received by 11:59 p.m. (Eastern Standard Time) on January 21, 2009. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

These Internet voting procedures, which comply with Delaware law, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that stockholders’ votes have been recorded properly. Stockholders voting via the Internet through either of these voting procedures should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholders. Also, please be aware that Jabil is not involved in the operation of either of these Internet voting procedures and cannot take responsibility for any access or Internet service interruptions that may occur or any inaccuracies, erroneous or incomplete information that may appear.

You may elect to receive future notices of meetings, proxy materials and annual reports electronically via the Internet, if then made available by Jabil. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. If you have not yet enrolled in Jabil’s Internet delivery program, we strongly encourage you to do so as it is a cost-effective way for Jabil to send you the proxy statement and annual report materials. Participation instructions are set forth on the enclosed proxy card. When next year’s proxy statement and annual report materials are available, you may be sent an e-mail telling you how to access them electronically. Please note, however, that the Securities and Exchange Commission (the “SEC”) has enacted rules regarding the electronic distribution of proxy materials on websites, as opposed to being mailed, and we may decide to change our procedures for the distribution of our proxy materials by next year.

If you elect to access these materials via the Internet, you may still request paper copies by contacting your brokerage firm, bank or Jabil. Your participation in the new Internet program will remain in effect until you cancel your enrollment. You are free to cancel your enrollment at any time.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of Jabil that are intended to be presented by such stockholders at Jabil’s 2009 Annual Meeting of Stockholders must be submitted and comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and must be received by Jabil no later than August 19, 2009 in order to be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting. In addition, our Bylaws provide that, for any stockholder proposal or director nomination to be properly presented at the 2009 Annual Meeting of Stockholders, whether or not also submitted for inclusion in our proxy statement, we must receive notice of the matter not less than 120 days prior to December 17, 2009. Thus, to be timely, notice of a proposal for the 2009 Annual Meeting of Stockholders must be received by our Corporate secretary no later than August 19, 2009. Further, the proxy solicited by the Board of Directors for the 2009 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal or director nomination presented at that meeting, unless Jabil is provided with written notice of such proposal by August 19, 2009. Any proposals or director nominations must be mailed to our principal executive offices located at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716; Attention: Corporate Secretary. Each notice of director nomination must be accompanied by the information required for director nominations as set forth under the “Selection of Nominees for the Board of Directors” section below. A nomination or proposal that does not supply adequate information about the nominee or proposal, and the stockholder making the nomination or proposal, or that does not comply with our Bylaws, will be disregarded.

Fiscal Year End

Jabil’s fiscal year ends August 31.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

A Board of nine directors is to be elected at the 2008 Annual Meeting. Jabil’s Board of Directors has authorized the nomination at the Annual Meeting of the persons named herein as candidates. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Jabil’s nine nominees named below, all of whom are presently directors of Jabil. If any nominee of Jabil is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Jabil is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders and until a successor has been elected and qualified, or until his or her earlier death, resignation or removal.

The names of Jabil’s nominees for director and certain information about them are set forth below:

Name	Age	Principal Position	Director Since
William D. Morean	53	Chairman of the Board of Directors	1978
Thomas A. Sansone	59	Vice Chairman of the Board of Directors	1983
Timothy L. Main	51	Chief Executive Officer, President and Director	1999
Lawrence J. Murphy	66	Director	1989
Mel S. Lavitt	71	Director	1991
Steven A. Raymund	53	Director	1996
Frank A. Newman	60	Director	1998
Laurence S. Grafstein	48	Director	2002
Kathleen A. Walters	57	Director	2005

Except as set forth below, each of the nominees has been engaged in his principal occupation set forth below during the past five years. There are no family relationships among any of the directors and executive officers of Jabil. There are no arrangements or understandings between any of the persons nominated to be a director and any other persons pursuant to which any of such nominees was selected. A majority of the directors are “independent” as defined in the applicable listing standards of the NYSE.

William D. Morean. Mr. Morean has served as Chairman of the Board of Directors since 1988 and as a director since 1978. Mr. Morean joined Jabil in 1977 and assumed management of day-to-day operations the following year. Mr. Morean was Chief Executive Officer from 1988 to September 2000. Mr. Morean has also served as Jabil’s President and Vice President and held various operating positions with Jabil.

Thomas A. Sansone. Mr. Sansone served as President of Jabil from 1988 to January 1999 when he became Vice Chairman of the Board of Directors. Mr. Sansone joined Jabil in 1983 as Vice President and has served as a director since that time. Prior to joining Jabil, Mr. Sansone was a practicing attorney with a specialized practice in taxation. He holds a B.A. from Hillsdale College, a J.D. from Detroit College of Law and an LL.M. in taxation from New York University.

Timothy L. Main. Mr. Main has served as Chief Executive Officer of Jabil since September 2000, as President since January 1999 and as a director since October 1999. He joined Jabil in April 1987 as a Production Control Manager, was promoted to Operations Manager in September 1987, to Project Manager in July 1989, to Vice President Business Development in May 1991, and to Senior Vice President, Business Development in August 1996. Prior to joining Jabil, Mr. Main was a commercial lending officer, international division for the National Bank of Detroit. Mr. Main has earned a B.S. from Michigan State University and Master of International Management from the American Graduate School of International Management (Thunderbird).

Lawrence J. Murphy. Mr. Murphy is an independent business consultant focusing on mergers and acquisition related matters and has served as a director of Jabil since September 1989 and as an independent consultant to Jabil from September 1997 until February 2004. From March 1992 until September 1997, Mr. Murphy served as a director of Core Industries, a diversified conglomerate where he held various executive level positions since 1981, including Executive Vice President and Secretary. Prior to joining Core Industries, Mr. Murphy was a practicing attorney at the law firm of Bassey, Selesko, Couzens & Murphy, P.C. and a certified public accountant with the accounting firm of Deloitte & Touche. Mr. Murphy is currently a member of the Board of Advisors for Baker Financial, a financial consulting services firm and the McCoig Group, a privately-held ready-mix concrete company based in Michigan.

Mel S. Lavitt. Mr. Lavitt has served as a director of Jabil since September 1991. Currently, Mr. Lavitt is the Managing Member of The Lavitt Group L.L.C., a financial consulting firm. From July 2007 to June 2008, Mr. Lavitt held several positions with GC Capital Management LLC, a registered investment advisory firm, including Co-Managing Partner and Senior Advisor. Mr. Lavitt served as a Managing Director at the investment banking firm of C.E. Unterberg, Towbin (or its predecessor) from August 1992 (and also as Vice Chairman beginning in December 1999) until July 2007. From June 1987 until August 1992, Mr. Lavitt was President of Lavitt Management, a business consulting firm. From 1978 until June 1987, Mr. Lavitt served as an Administrative Managing Director for the investment banking firm of L.F. Rothschild, Unterberg, Towbin, Inc. Mr. Lavitt also serves on the Board of the Utah Governor’s Office of Economic Development. Mr. Lavitt is a graduate of Brown University.

Steven A. Raymund. Mr. Raymund has served as a director of Jabil since January 1996. Mr. Raymund began his career at Tech Data Corporation, a distributor of personal computer products, in 1981 as Operations Manager. He became Chief Operating Officer in 1984, and was promoted to the position of Chief Executive Officer of Tech Data Corporation in 1986. Effective October 2006, Mr. Raymund resigned from his position as Chief Executive Officer of Tech Data Corporation. Mr. Raymund currently serves as Chairman of the Board of Directors of Tech Data Corporation and is also a director of WESCO International, Inc.

Frank A. Newman. Mr. Newman has served as a director of Jabil since January 1998. Mr. Newman has been Chairman of Medical Nutrition USA, Inc., a nutrition-medicine company, since March 2003 and its Chief Executive Officer since November 2002. From January 2001 until November 2002, Mr. Newman was a private investor and advisor to health care and pharmaceutical companies. From April 2000 until January 2001, Mr. Newman was President, Chief Executive Officer and a director of more.com, an Internet pharmacy company. From June 1993 until June 2000, Mr. Newman was the President, Chief Operating Officer and a director of Eckerd Corporation, a retail drug store chain, and was its Chief Executive Officer from February 1996 until June 2000 and its Chairman of the Board of Directors from February 1997 until June 2000. From January 1986 until May 1993, Mr. Newman was the President, Chief Executive Officer and a director of F&M Distributors, Inc., a retail drug store chain. Mr. Newman is also a director of JoAnn Stores, Inc. and Medical Nutrition USA, Inc.

Laurence S. Grafstein. Mr. Grafstein has served as a director of Jabil since April 2002. Mr. Grafstein has been Managing Director and co-head of Technology, Media and Telecommunications for Lazard Freres & Co. LLC since joining the firm in 2001. He has been an investment banker since 1990. Prior to joining Lazard Freres & Co., Mr. Grafstein headed the telecommunications practices at the investment banks Credit Suisse First Boston and Wasserstein Perella & Co. and was a co-founder of Gramercy Communications Partners LLC. Mr. Grafstein has earned a B.A. from Harvard, an M.Phil from Oxford University and a J.D. from the University of Toronto.

Kathleen A. Walters. Ms. Walters has served as a director of Jabil since January 2005. Beginning in 2004, Ms. Walters has had a variety of roles with Georgia-Pacific Corp., and is currently the Executive Vice President of the Global Consumer Products Group for Georgia-Pacific LLC with responsibility for the company’s consumer and business to business packaged goods businesses worldwide. She began her career at Chase Manhattan Bank in 1973 and joined Scott Paper Company in 1978, performing in a variety of financial and business management roles for 17 years. After Scott Paper was acquired by Kimberly-Clark Corp. in 1995, Ms. Walters spent six years with Kimberly-Clark, primarily as President of its away-from-home business in Europe. Before joining Georgia-Pacific, Ms. Walters served as President and CEO of Sappi Fine Paper North America from 2002 to 2004. She earned a Bachelor of Science degree in Mathematics from Syracuse University and a Master of Business Administration degree (specializing in finance) from the Wharton School at the University of Pennsylvania.

Recommendation of the Board of Directors

To be elected in an uncontested election of directors, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Abstentions and any broker non-votes will have no effect on the election of directors since only votes cast “for” and votes explicitly “withheld” from a director will be counted.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

The affairs of Jabil are managed by the Board of Directors. Each member of the Board of Directors is elected at the annual meeting of stockholders each year or appointed by the incumbent Board of Directors and serves until the next annual meeting of stockholders or until a successor has been elected or approved.

Current Members of the Board of Directors

The members of the Board of Directors on the date of this Proxy Statement, and the committees of the Board of Directors on which they serve, are identified below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
William D. Morean
Thomas A. Sansone			Chair
Timothy L. Main
Lawrence J. Murphy	Ö		Ö
Mel S. Lavitt	Ö	Ö	Ö
Steven A. Raymund	Chair		Ö
Frank A. Newman	Ö	Chair	Ö
Laurence S. Grafstein			Ö
Kathleen A. Walters		Ö	Ö

Role of the Board of Directors’ Committees

The Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees.

Audit Committee. The functions of the Audit Committee are described below under the heading “Report of the Audit Committee.” The current charter of the Audit Committee was adopted on October 25, 2007, and is available in the Investor Relations section of Jabil’s website (www.jabil.com). A copy of this charter may also be obtained upon request from Jabil’s Corporate Secretary. All of the members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Board of Directors has determined that each member of the Audit Committee is an audit committee financial expert within the meaning of the SEC regulations and that each member has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The Audit Committee met thirteen times and did not take action by written consent during fiscal year 2008.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of Jabil’s Corporate Governance Guidelines. In addition, the Nominating and Corporate Governance Committee develops and reviews background information on candidates for the Board of Directors and makes recommendations to the Board of Directors regarding such candidates. The Nominating and Corporate Governance Committee also evaluates and makes recommendations to the Board of Directors in connection with its annual review of director independence and the Board of Directors’ performance self-evaluation. The current charter of the Nominating and Corporate Governance Committee was adopted on October 27, 2005, and is available in the Investor Relations section of Jabil’s website (www.jabil.com). A copy of this charter may also be obtained upon request from Jabil’s Corporate Secretary. All of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee met two times and did not take action by written consent during fiscal year 2008.

Compensation Committee. The Compensation Committee assists the Board of Directors in discharging its responsibilities relating to the compensation of Jabil’s executive officers. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of Jabil’s Chief Executive Officer in light of those goals and objectives, and sets the compensation level of the Chief Executive Officer based on this evaluation. The Compensation Committee is also generally empowered to administer Jabil’s 1992 Stock Option Plan and 2002 Stock Incentive Plan, each with respect to all individuals. The current charter of the Compensation Committee was adopted on October 25, 2007, and is available in the Investor Relations section of Jabil’s website (www.jabil.com). A copy of this charter may also be obtained upon request from Jabil’s Corporate Secretary. All of the members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Compensation Committee met eight times and took action by written consent one time during fiscal year 2008.

Executive Sessions of the Independent Directors

Our “non-management” directors (as determined under the listing standards of the NYSE) typically meet at each regularly scheduled meeting of the Board of Directors, in executive session without any of our management present. In addition, our “independent” directors (as determined under the listing standards of the NYSE) meet at least once annually in executive session without any of our non-independent directors present. No single director has been chosen to preside at all of such meetings. Instead, a director is selected at each such meeting to preside over such meeting. See the section titled “Stockholder Communication with the Board of Directors” for the method for interested parties to make their concerns known to an independent director, or the independent directors as a group.

Corporate Governance Guidelines

The full text of the Corporate Governance Guidelines can be found in the Investor Relations section of Jabil’s website (www.jabil.com). A copy of these guidelines may also be obtained upon request from Jabil’s Corporate Secretary. The Corporate Governance Guidelines reflect the principles by which Jabil and its Board of Directors operate and are not intended to create legal rights in any third party in the event of any failure to comply with any of the Corporate Governance Guidelines; and the Nominating and Corporate Governance Committee shall have the power and authority to interpret the Corporate Governance Guidelines and make any determinations as to whether any act taken has been taken in compliance with the terms thereof, and such interpretations and determinations shall be deemed conclusive.

Selection of Nominees for the Board of Directors

One of the tasks of the Nominating and Corporate Governance Committee is to identify and recruit candidates to serve on the Board of Directors. The Nominating and Corporate Governance Committee is responsible for providing a list of nominees to the Board of Directors for nomination at the annual meeting of stockholders. The Nominating and Corporate Governance Committee will consider nominees for board membership suggested by its members and other Board of Directors members, as well as management and stockholders. The Nominating and Corporate Governance Committee may at its discretion retain a third-party executive search firm to identify potential nominees. Jabil’s Chief Executive Officer is included, on a non-voting basis, in the process of identifying candidates. The Nominating and Corporate Governance Committee will evaluate a prospective nominee against the standards and qualifications set out in Jabil’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will take into account many factors in evaluating a prospective nominee, including, among other things, having integrity and being accountable, being able to exercise informed judgment, being financially literate and having high performance standards.

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. The Nominating and Corporate Governance Committee will give consideration to these recommendations for positions on the Board of Directors where the Nominating and Corporate Governance Committee has not determined to re-nominate a qualified incumbent director. For each annual meeting of stockholders, the Nominating and Corporate Governance Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. An affiliated group of stockholders means stockholders constituting a group under SEC Regulation 13D. While the Nominating and Corporate Governance Committee has not established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Nominating and Corporate Governance Committee will take into account the size and duration of a recommending stockholder’s ownership interest in Jabil. The Nominating and Corporate Governance Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed from time to time by the Nominating and Corporate Governance Committee or the full Board of Directors for board candidates, including that a director must represent the interests of all stockholders and not serve for the purpose of favoring or advancing the interests of any particular stockholder group or other constituency.

All stockholder nominating recommendations must be in writing, addressed to the Nominating and Corporate Governance Committee care of Jabil’s Corporate Secretary at Jabil’s principal headquarters, 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, FL 33716. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group. Acceptance of a recommendation for consideration does not imply that the Nominating and Corporate Governance Committee will nominate the recommended candidate. In addition to proposing nominees for consideration to the Nominating and Corporate Governance Committee, stockholders may also directly propose nominees for consideration at an annual meeting of stockholders. The requirements and procedures to be followed by stockholders for directly nominating directors are discussed on page 3 under “Deadline for Receipt of Stockholder Proposals.”

A nominating recommendation must be accompanied by the following information concerning each recommending stockholder:

•	the name and address, including telephone number, of the recommending stockholder;

•	the number of Jabil’s shares owned by the recommending stockholder and the time period for which such shares have been held;

•

if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held (alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and

•	a statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of Jabil’s next annual meeting of stockholders.

A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

•

the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five-year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past five years involving the nominee);

•	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of Jabil);

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the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between Jabil and the proposed nominee valued in excess of $120,000 and certain other types of business relationships with Jabil);

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a description of the relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination;

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a description of all relationships between the proposed nominee and any of Jabil’s competitors, customers, suppliers, labor unions or other persons with special interests regarding Jabil known to the recommending stockholder or director in Jabil’s filings with the SEC;

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a statement supporting the nominating stockholder’s view that the proposed nominee possesses the minimum qualifications prescribed by the Nominating and Corporate Governance Committee for nominees or directors from time to time, including those that may be set forth in Jabil’s Corporate Governance Guidelines, and briefly describing the contributions that the nominee would be expected to make to the Board of Directors and to the governance of Jabil;

•

a statement as to whether, in the view of the nominating stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Jabil; and

•

the consent of the proposed nominee to be interviewed by the Nominating and Corporate Governance Committee, if the Nominating and Corporate Governance Committee chooses to do so in its discretion (and the recommending stockholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of Jabil.

Majority Voting for Directors

In October 2008, our Board of Directors amended our Bylaws to change the voting standard for the election of our directors in uncontested elections from a plurality standard to a majority voting standard. In contested director elections, the plurality standard will apply, which means the nominees receiving the greatest numbers of votes will be elected to serve as directors.

To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director is not elected and no successor has been elected at the meeting, he or she shall promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board of Directors will endeavor to act on the recommendation within 90 days following the recommendation. Thereafter, the Board of Directors will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the offer, if applicable) in a Report on Form 8-K or by a press release. If the Board of Directors does not accept the resignation, the director will continue to serve until the next annual meeting and until a successor has been elected and qualified or until his or her earlier death, resignation or removal. If the Board of Directors accepts the resignation, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board of Directors.

The election of directors at the Annual Meeting is an uncontested election and thus the majority voting standard applies.

Determinations of Director Independence

In October 2008, the Board of Directors undertook its annual review of director independence. For a director to be considered independent, the Board of Directors must determine that the director does not have any material relationship with Jabil that falls within the eight categories below. The Board of Directors has established these categories to assist it in determining director independence, which conform to or are more exacting than the independence requirements in the NYSE listing standards. As required by the NYSE listing standards, the Board of Directors will consider all material relevant facts and circumstances known to it in making an independence determination, both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. As a result of this review, the Board of Directors determined that the following seven directors will be independent as of the date of the Annual Meeting: Laurence S. Grafstein, Mel S. Lavitt, Lawrence J. Murphy, Frank A. Newman, Steven A. Raymund, Thomas A. Sansone and Kathleen A. Walters.

As required by applicable law, the Board of Directors will make and publicly disclose its independence determination for each director when the director is first elected to the Board of Directors and annually thereafter for all nominees for election as directors. If the Board of Directors determines that a director who satisfies the NYSE listing standards is independent even though he or she does not satisfy all of Jabil’s independence requirements, this determination will be disclosed and explained in the next proxy statement as required by applicable law.

A director will not be independent if the director falls within one of the following categories as determined by the Board of Directors or a committee thereof based on facts known to it in light of the meanings ascribed to those categories under applicable NYSE guidance, where applicable, and otherwise by the Board of Directors or a committee thereof within its discretion (determinations are based upon relationships during the 36 months preceding the determination):

•	the director is employed by Jabil, or an immediate family member is an executive officer of Jabil;

•

the director receives more than $100,000 per year in direct compensation from Jabil, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	an immediate family member of the director is employed by Jabil and receives more than $100,000 per year in direct compensation from Jabil;

•	the director is affiliated with or employed by Jabil’s independent auditor, or an immediate family member is affiliated with or employed in a professional capacity by Jabil’s independent auditor;

•	a Jabil executive is on the compensation committee of the Board of Directors of a company which employs a Jabil director, or an immediate family member of that Jabil director, as an executive officer;

•

the director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with Jabil and the sales by that company to Jabil or purchases by that company from Jabil, in any single fiscal year during the evaluation period, are more than the greater of two percent of the annual revenues of that company or $1 million;

•

the director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted for borrowed money to Jabil, or to which Jabil is indebted for borrowed money, and the total amount of either of such company’s indebtedness to the other at the end of the last completed fiscal year is more than two percent of the other company’s total consolidated assets; or

•

the director serves as an officer, director or trustee of a charitable organization, and Jabil’s discretionary charitable contributions to the organization are more than two percent of that organization’s total annual charitable receipts during its last completed fiscal year.

During fiscal year 2008, an entity controlled by Mr. Sansone (“Tomcat”) had an agreement with Jabil at market-competitive rates for the limited use of Jabil’s flight crew to operate a non-Jabil aircraft for non-Jabil use. During the 2008 fiscal year, Tomcat paid Jabil approximately $96,100 for such flight crew’s services. The Board of Directors took this relationship into account in its determination that Mr. Sansone will be independent as of the date of the Annual Meeting.

Board of Directors Meetings During Fiscal 2008

The Board of Directors held a total of six meetings and took action by written consent three times during fiscal year 2008. All directors attended 75% or more of the aggregate number of Board of Directors meetings and committee meetings. The independent Chairman of the Board presides over all meetings of the Board of Directors.

Policy Regarding Attendance at Annual Meeting of Stockholders

Jabil’s Corporate Governance Guidelines require all directors to endeavor to attend all annual stockholders meetings, absent unanticipated personal or professional obligations which preclude them from doing so. To facilitate such attendance, Jabil endeavors to schedule a regular meeting of the Board of Directors on the same date as the annual meeting. All of Jabil’s directors attended the 2007 Annual Meeting.

Stockholder Communication with the Board of Directors

Communications directed to any director, all of the directors as a group, or specifically to an independent director, or the independent directors as a group, must be in writing and sent Certified Mail in care of Jabil’s legal department to the address of Jabil’s headquarters. All communications must be accompanied by the following information:

•	if the person submitting the communication is a stockholder, a statement of the type and amount of shares of Jabil that the person holds;

•

if the person submitting the communication is not a stockholder and is submitting the communication as an interested party to an independent director, or the independent directors as a group, the nature of the person’s interest in Jabil;

•	any special interest, meaning an interest not in the capacity of a stockholder of Jabil, of the person in the subject matter of the communication; and

•	the address, telephone number and e-mail address, if any, of the person submitting the communication.

Jabil’s legal department reviews all such correspondence and regularly forwards to the Board of Directors copies of all correspondence that, in the opinion of Jabil’s legal department, deals with the functions of the Board of Directors or committees thereof or that Jabil’s legal department otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Business Conduct and Ethics and Senior Code

Jabil has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees. In addition, Jabil has adopted a senior code of ethics entitled “Code of Ethics for the Principal Executive Officer and Senior Financial Officers of Jabil” that applies to the principal executive officer, president, principal financial officer, chief financial officer, the principal accounting officer and controller. The text of both documents can be found in the Investor Relations section of Jabil’s website (www.jabil.com). A copy of both documents may also be obtained upon request from Jabil’s Corporate Secretary. Jabil currently anticipates that in the unlikely event any waivers from its Code of Ethics for the Principal Executive Officer and Senior Financial Officers are granted, notice of any such waiver will be posted on its website.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO THE JABIL CIRCUIT, INC.

2002 STOCK INCENTIVE PLAN

The Jabil 2002 Stock Incentive Plan (the “Stock Incentive Plan”) was adopted by the Board of Directors in October 2001 and approved by the stockholders in January 2002. The stockholders subsequently approved amendments to the Stock Incentive Plan in January 2004, January 2006, August 2007 and January 2008. The Stock Incentive Plan provides for the granting of both “incentive stock options” as defined in Section 422 of the Internal Revenue Code (the “Code”) and non-statutory stock options, as well as restricted stock, stock appreciation rights and other stock-based awards. Jabil also adopted sub-plans under the Stock Incentive Plan for its United Kingdom employees (the “CSOP Plan”) and for its French employees (the “FSOP Plan”). The CSOP Plan and FSOP Plan are tax advantaged plans for Jabil’s United Kingdom and French employees, respectively. Shares are issued under the CSOP Plan and FSOP Plan from the authorized shares under the Stock Incentive Plan. For the 2007 and 2008 fiscal years, and thus far in its 2009 fiscal year, the maximum number of restricted shares of stock awarded to our named executive officers for each of those years that can ultimately be retained based on achieving certain performance criteria exceeded the number of shares subject to stock appreciation rights and restricted shares awarded for each year that are subject to time-based vesting. For the remainder of its 2009 fiscal year, Jabil intends to have at least a majority of the number of shares subject to equity awards granted to those executive officers whom Jabil expects will be its named executive officers for the 2009 fiscal year be performance-based awards, absent any changes in the applicable accounting rules, tax or other laws, or any significant business developments.

As previously disclosed, in connection with certain historical stock option grants, Jabil is involved in shareholder derivative actions (for which Jabil and the plaintiffs have submitted a settlement agreement to the courts for approval), a putative shareholder class action and a SEC informal inquiry, and has received a subpoena from the U.S. Attorney’s office for the Southern District of New York. In light of these developments, through its legal counsel assisted by accounting advisors, Jabil undertook a review of certain of its historical stock option grant practices. Separately, a Special Committee of Jabil’s Board of Directors was also appointed to review the allegations in the derivative actions. Jabil has cooperated and intends to continue to cooperate in connection with these matters. The Special Committee concluded that it did not find support for a finding of fraudulent misconduct or intentional manipulation of stock option grant pricing by any member of management. In addition, the Special Committee concluded that it was not in Jabil’s best interests to pursue the derivative actions. A further discussion of this review, along with the review of its recognition of revenue for certain historical transactions is set forth in Item 3 of Part I of Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2008. In partial response to the review of these matters conducted by Jabil and the Special Committee, Jabil has adopted the equity-based compensation award practices described on pages 35-38 of this Proxy Statement.

Proposal

The Board of Directors recently adopted an amendment to the Stock Incentive Plan, subject to stockholder approval. The amendment to the Stock Incentive Plan provides for a 1,500,000 share increase in the aggregate number of shares of Jabil common stock that may be subject to future awards under the Stock Incentive Plan as of August 31, 2008 from 7,262,639 shares to 8,762,639 shares. As of August 31, 2008, 206,380,171 shares of Jabil’s common stock were issued and outstanding; stock option and stock appreciation rights covering a total of 16,466,315 shares, with a weighted average exercise price of $24.09 and a weighted average remaining term of 5.8 years, were outstanding under the Stock Incentive Plan, CSOP Plan and FSOP Plan; restricted stock awards covering a total of 5,989,884 shares were outstanding under the Stock Incentive Plan; and 7,262,639 shares remained available for future grants.

The Board of Directors adopted this amendment, subject to stockholder approval. Therefore, this amendment will not become effective if the stockholders do not approve it.

This amendment is proposed in order to give Jabil flexibility to grant restricted stock, stock appreciation rights and other stock-based awards under the Stock Incentive Plan. Jabil believes that grants of stock-based awards motivate high levels of performance and provide an effective means of recognizing employee contributions to the success of Jabil. Moreover, stock-based award grants align the interests of the employees with the interests of the stockholders. When Jabil performs well, employees are rewarded along with other stockholders. Jabil believes that stock-based award grants are of great value in recruiting and retaining highly qualified technical and other key personnel who are in great demand. The Board of Directors believes that the ability to grant stock-based awards will be important to Jabil’s future success by allowing it to remain competitive in attracting and retaining such key personnel.

Recommendation of the Board of Directors

The Board of Directors believes that it is in the best interests of Jabil to provide employees with the opportunity to acquire an ownership interest in Jabil through their participation in the Stock Incentive Plan and thereby encourage them to remain in Jabil’s employ and more closely align their interests with those of the stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Summary of the Stock Incentive Plan, as Amended, Subject to Stockholder Approval

The following summary of the Stock Incentive Plan is qualified in its entirety by the terms of the Stock Incentive Plan, a copy of which reflecting the amendment referenced herein is attached to this proxy as Appendix A.

Purpose. The purposes of the Stock Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of Jabil and to promote the success of Jabil’s business.

Awards. The Stock Incentive Plan provides for awards of incentive stock options, nonstatutory stock options, stock awards, performance units, performance shares and stock appreciation rights. The Board may adopt sub-plans applicable to particular Subsidiaries. With limited exceptions, the rules of such sub-plans may take precedence over other provisions of the Stock Incentive Plan. The ability to adopt such sub-plans will facilitate Jabil’s global expansion.

Stock Subject to the Stock Incentive Plan. The aggregate number of shares of common stock that may be issued pursuant to awards under the Stock Incentive Plan as of August 31, 2008 (prior to the proposed 1,500,000 share increase), subject to adjustment upon a change in capitalization, is 32,108,726 shares. Such shares of common stock may be authorized, but unissued, or reacquired shares of common stock. Shares of common stock that were subject to Stock Incentive Plan awards that expire or become unexercisable without having been exercised in full shall become available for future awards under the Stock Incentive Plan. With respect to stock appreciation rights, when a stock-settled stock appreciation right is exercised, the shares of common stock subject to the stock appreciation right shall be counted against the shares of common stock available for issuance as one share for every share subject to the stock appreciation right, regardless of the number of shares used to settle the stock appreciation right upon exercise. The purpose of this proposal is to increase the number of securities subject to the Stock Incentive Plan by 1,500,000.

Administration. The Stock Incentive Plan may be administered by the Board of Directors or one or more committees of the Board (the “Administrator”). The Board may require that the Administrator be constituted to comply with Rule 16b-3 under the Exchange Act, Section 162(m) of the Code, or both. Subject to the other provisions of the Stock Incentive Plan, the Administrator has the power to determine the terms of each award granted, including the exercise price, the number of shares subject to the award and the exercisability thereof. The Administrator may not modify or amend any outstanding stock option so as to specify a lower exercise price or accept the surrender of an outstanding stock option and authorize the granting of a new stock option with a lower exercise price in substitution for the surrendered stock option. In accordance with applicable law, the Board may, by a resolution adopted by the Board, authorize one or more officers of Jabil to designate officers (other than the officer so authorized) and employees of Jabil to be recipients of stock options and determine the number of stock options to be granted. Such a Board resolution must specify the total number and the terms, including exercise price, of the stock options that an officer or officers of Jabil may grant.

Eligibility. The Stock Incentive Plan provides that the Administrator may grant awards to employees and consultants, including non-employee directors. However, the Administrator may grant incentive stock options only to employees. A grantee who has received a grant of an award may, if he is otherwise eligible, receive additional award grants. The Administrator selects the grantees and determines the number of shares of common stock to be subject to each award. In making such determination, the Administrator shall take into account the duties and responsibilities of the employee or consultant, the value of his services, his potential contribution to the success of Jabil, the anticipated number of years of future service and other relevant factors. The Administrator shall not grant to any employee, in any fiscal year of Jabil, stock options to purchase more than 3,000,000 shares of common stock.

Maximum Term and General Terms and Conditions of Awards. With respect to any grantee who owns stock possessing 10% or more of the voting power of all classes of stock of Jabil (a “10% Stockholder”), the maximum term of any incentive stock option granted to such optionee must not exceed five years. The term of all other options granted under the Stock Incentive Plan may not exceed 10 years.

Each award granted under the Stock Incentive Plan is evidenced by a written agreement between the grantee and Jabil and is subject to the following general terms and conditions:

(a) Termination of Employment. If a grantee’s continuous status as an employee or consultant terminates for any reason (other than upon the grantee’s death or disability), the grantee may exercise his unexercised option or stock appreciation right, but only within such period of time as is determined by the Administrator (with such determination being made at the time of grant and not exceeding three months in the case of an incentive stock option) and only to the extent that the grantee was entitled to exercise it at the date of such termination (but in no event may the option or stock appreciation right be exercised later than the expiration of the term of such award as set forth in the award agreement). A grantee’s stock award shall be forfeited, to the extent it is forfeitable immediately before the date of such termination, or settled by delivery of the appropriate number of unrestricted shares, to the extent it is nonforfeitable. A grantee’s performance shares or performance units with respect to which the performance period has not ended as of the date of such termination shall terminate.

(b) Disability. If a grantee’s continuous status as an employee or consultant terminates as a result of permanent and total disability (as defined in Section 22(e)(3) of the Code), the grantee may exercise his unexercised option or stock appreciation right, but only within 12 months from the date of such termination, and only to the extent that the optionee was entitled to exercise it at the date of such termination (but in no event may the option or stock appreciation right be exercised later than the expiration of the term of such award as set forth in the award agreement). A grantee’s stock award shall be forfeited, to the extent it is forfeitable immediately before the date of such termination, or settled by delivery of the appropriate number of unrestricted shares, to the extent it is nonforfeitable. A grantee’s performance shares or performance units with respect to which the performance period has not ended as of the date of such termination shall terminate.

(c) Death. In the event of a grantee’s death, the grantee’s estate or a person who acquired the right to exercise the deceased grantee’s option or stock appreciation right by bequest or inheritance may exercise the option or stock appreciation right, but only within 12 months following the date of death, and only to the extent that the grantee was entitled to exercise it at the date of death (but in no event may the option or stock appreciation right be exercised later than the expiration of the term of such award as set forth in the award agreement). A grantee’s stock award shall be forfeited, to the extent it is forfeitable immediately before the date of such termination, or settled by delivery of the appropriate number of unrestricted shares, to the extent it is nonforfeitable. A grantee’s performance shares or performance units with respect to which the performance period has not ended as of the date of such termination shall terminate.

(d) Nontransferability of Awards. Except as described below, an award granted under the Stock Incentive Plan is not transferable by the grantee, other than by will or the laws of descent and distribution, and is exercisable during the grantee’s lifetime only by the grantee. In the event of the grantee’s death, an option or stock appreciation right may be exercised by a person who acquires the right to exercise the award by bequest or inheritance. To the extent and in the manner permitted by applicable law and the Administrator, a grantee may transfer an award to certain family members and other individuals and entities.

(e) Buyout of Awards. With the prior approval or consent of Jabil’s stockholders, the Administrator may at any time offer to buy out an award for a payment in cash or shares of common stock.

Terms and Conditions of Options. Each option granted under the Stock Incentive Plan is subject to the following terms and conditions:

(a) Exercise Price. The Administrator determines the exercise price of options to purchase shares of common stock at the time the options are granted. As a general rule, the exercise price of an option must be no less than 100% (110% for an incentive stock option granted to a 10% Stockholder) of the fair market value of the common stock on the date the option is granted. This general rule is different than the exercise price provision of the 1992 Stock Option Plan, which does not place such a restriction on the exercise price of a nonstatutory stock option. The Stock Incentive Plan provides exceptions for certain options granted in connection with an acquisition by Jabil of another corporation or granted as inducements to an individual’s commencing employment with Jabil. For so long as Jabil’s common stock is traded on the NYSE, the fair market value of a share of common stock shall be the closing sales price for such stock (or the closing bid if no sales were reported) as quoted on such system on the day of determination of such fair market value.

(b) Exercise of the Option. Each award agreement specifies the term of the option and the date when the option is to become exercisable. The terms of such vesting are determined by the Administrator. An option is exercised by giving written notice of exercise to Jabil, specifying the number of full shares of common stock to be purchased and by tendering full payment of the purchase price to Jabil.

(c) Form of Consideration. The consideration to be paid for the shares of common stock issued upon exercise of an option is determined by the Administrator and set forth in the award agreement. Such form of consideration may vary for each option, and may consist entirely of cash, check, promissory note, other shares of Jabil’s common stock, any combination thereof, or any other legally permissible form of consideration as may be provided in the Stock Incentive Plan and the award agreement.

(d) Value Limitation. If the aggregate fair market value of all shares of common stock subject to a grantee’s incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as nonstatutory options.

(e) Other Provisions. The award agreement may contain such other terms, provisions and conditions not inconsistent with the Stock Incentive Plan as may be determined by the Administrator. Shares of common stock covered by options which have terminated and which were not exercised prior to termination will be returned to the Stock Incentive Plan.

Stock Appreciation Rights. The Administrator may grant stock appreciation rights in tandem with an option or alone and unrelated to an option. Tandem stock appreciation rights shall expire no later than the expiration of the related option. Stock appreciation rights may be exercised by the delivery to Jabil of a notice of exercise. The exercise of a stock appreciation right will entitle the grantee to receive the excess of the percentage stated in the award agreement of the fair market value of a share of common stock over the exercise price for each share of common stock with respect to which the stock appreciation right is exercised. Payment upon exercise of a stock appreciation right may be in cash, shares of common stock or a combination of cash and shares of common stock, as determined by the Administrator. The Administrator shall not grant to any employee, in any fiscal year of Jabil, stock appreciation rights covering more than 3,000,000 shares of common stock.

Stock Awards. The Administrator may grant awards of shares of common stock and awards denominated in units representing rights to receive Shares in such amount and upon such terms and conditions as the Administrator specifies in the award agreement. A stock award made in shares of common stock that are subject to forfeiture conditions and/or other restrictions may be designated as an award of “restricted stock.” A stock award denominated in units that are subject to forfeiture conditions and/or other restrictions may be designated as an award of “restricted stock units.” No more than 3,000,000 shares of common stock or units may be granted pursuant to stock awards to an individual in any calendar year.

Code Section 162(m) Provisions. To the extent the Compensation Committee of the Board of Directors considers it desirable for compensation delivered pursuant to a stock award to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, the Compensation Committee may provide that the lapsing of restrictions on the stock award and the distribution of shares, as applicable, shall be subject to satisfaction of one, or more than one, objective performance targets. The Compensation Committee shall determine the performance targets that will be applied with respect to each such stock award at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance target(s) relate. The performance criteria applicable to such stock awards will be one or more of the following criteria: stock price; market share; sales; earnings per share, core earnings per share or variations thereof; return on equity; costs; revenue; cash to cash cycle; days payables outstanding; days of supply; days sales outstanding; cash flow; operating income; profit after tax; profit before tax; return on assets; return on sales; inventory turns; invested capital; net operating profit after tax; return on invested capital; total shareholder return; earnings; return on equity or average shareowners’ equity; total shareowner return; return on capital; return on investment; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin; return on operating revenue; contract awards or backlog; overhead or other expense reduction; growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; credit rating; strategic plan development and implementation; net cash provided by operating activities; gross margin; economic value added; customer satisfaction; financial return ratios and market performance.

The Compensation Committee may appropriately adjust any evaluation of performance under the criteria set forth above to exclude certain items or events or in such other manner and to such extent as the Compensation Committee deems appropriate under the applicable circumstances. The Compensation Committee may not increase the number of shares granted pursuant to any such stock award, nor may it waive the achievement of any performance target. Prior to the payment of any such stock award, the Compensation Committee shall certify in writing that the applicable performance target(s) was met.

Performance Units and Performance Shares. The Administrator may grant awards of performance units and performance shares in such amounts and upon such terms and conditions, including the performance goals and the performance period, as the Administrator specifies in the award agreement. The Administrator will establish an initial value for each performance unit on the date of grant.

The initial value of a performance share will be the fair market value of a share of common stock on the date of grant. Payment of earned performance units or performance shares will occur following the close of the applicable performance period and in the form of cash, shares of common stock or a combination of cash and shares of common stock.

Adjustment upon Changes in Capitalization. In the event of changes in the outstanding stock of Jabil by reason of any stock splits, reverse stock splits, stock dividends, mergers, recapitalizations or other change in the capital structure of Jabil, an appropriate adjustment shall be made by the Board of Directors in: (i) the number of shares of common stock subject to the Stock Incentive Plan, (ii) the number and class of shares of common stock subject to any award outstanding under the Stock Incentive Plan and (iii) the exercise price of any such outstanding award. The determination of the Board of Directors as to which adjustments shall be made shall be conclusive.

Change in Control. In the event of a change in control of Jabil, any award outstanding on the date of such change in control that is not yet vested shall become fully vested on the earlier of (i) the first anniversary of the date of such change in control, if the grantee’s continuous status as an employee or consultant of Jabil does not terminate prior to such anniversary, or (ii) the date of termination of the grantee’s continuous status as an employee or consultant of Jabil as a result of termination by Jabil or its successor without cause or resignation by the grantee for good reason. However, an award will not become fully vested due to a change in control if the grantee’s continuous status as an employee or consultant terminates as a result of termination by Jabil or its successor for cause or resignation by the grantee without good reason.

In the event of a proposed dissolution or liquidation of Jabil, all outstanding awards will terminate immediately before the consummation of such proposed action. The Board may, in the exercise of its sole discretion in such instances, declare that any option or stock appreciation right shall terminate as of a date fixed by the Board and give each grantee the right to exercise his option or stock appreciation right as to all or any part of the stock covered by such award, including shares as to which the option or stock appreciation right would not otherwise be exercisable.

In the event of a merger of Jabil with or into another corporation, the sale of substantially all of the assets of Jabil or the acquisition by any person, other than Jabil, of 50% or more of Jabil’s then outstanding securities, each outstanding option and stock appreciation right shall be assumed or an equivalent option and stock appreciation right shall be substituted by the successor corporation; provided, however, if such successor or purchaser refuses to assume the then outstanding options or stock appreciation rights, the Stock Incentive Plan provides for the acceleration of the exercisability of all or some outstanding options and stock appreciation rights.

Amendment and Termination of the Stock Incentive Plan. The Board may at any time amend, alter, suspend or terminate the Stock Incentive Plan. Jabil shall obtain stockholder approval of any amendment to the Stock Incentive Plan in such a manner and to such a degree as is necessary and desirable to comply with Rule 16b-3 of the Exchange Act or Section 422 of the Code (or any other applicable law or regulation, including the requirements of any exchange or quotation system on which the common stock is listed or quoted). Furthermore, Jabil shall obtain stockholder approval of any modification or amendment to the extent that the Board of Directors, in its sole and absolute discretion, reasonably determines, in accordance with the requirements of any exchange or quotation system on which the common stock is listed or quoted, that such modification or amendment constitutes a material revision or material amendment of the Stock Incentive Plan. No amendment or termination of the Stock Incentive Plan shall impair the rights of any grantee, unless mutually agreed otherwise between the grantee and Jabil, which agreement must be in writing and signed by the grantee and Jabil. In any event, the Stock Incentive Plan shall terminate on October 17, 2011. Any awards outstanding under the Stock Incentive Plan at the time of its termination shall remain outstanding until they expire by their terms.

Federal Tax Information

Pursuant to the Stock Incentive Plan, Jabil may grant either “incentive stock options,” as defined in Section 422 of the Code, nonstatutory options, stock appreciation rights, stock awards, performance units or performance shares.

An optionee who receives an incentive stock option grant will not recognize any taxable income either at the time of grant or exercise of the option, although the exercise may subject the optionee to the alternative minimum tax.

Upon the sale or other disposition of the shares more than two years after the grant of the option and one year after the exercise of the option, any gain or loss will be treated as a long-term or short-term capital gain or loss, depending upon the holding period. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or disposition equal to the difference between the exercise price and the lower of (a) the fair market of the shares at the date of the option exercise or (b) the sale price of the shares. Jabil will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

All options that do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he or she receives a nonstatutory option grant. However, upon exercise of the nonstatutory option, the optionee will recognize ordinary taxable income generally measured as the excess of the fair market value of the shares purchased on the date of exercise over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of Jabil will be subject to tax withholding by Jabil. Upon the sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the holding period. Jabil will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

With respect to stock awards, stock appreciation rights, performance units and performance shares that may be settled either in cash or in shares of common stock that are either transferable or not subject to a substantial risk of forfeiture under Section 83 of the Code, the grantee will realize ordinary taxable income, subject to tax withholding, equal to the amount of the cash or the fair market value of the shares of common stock received. Jabil will be entitled to a deduction in the same amount and at the same time as the compensation income is received by the participant.

With respect to shares of common stock that are both nontransferable and subject to a substantial risk of forfeiture, the participant will realize ordinary taxable income equal to the fair market value of the shares of common stock at the first time the shares of common stock are either transferable or not subject to a substantial risk of forfeiture. Jabil will be entitled to a deduction in the same amount and at the same time as the ordinary taxable income realized by the grantee.

All of the above-described deductions are subject to the limitations on deductibility described in Section 162(m) of the Code. It is Jabil’s intention that the plan be construed and administered in a manner that maximizes the deductibility of compensation under Section 162(m) of the Code.

The foregoing is only a summary of the effect of federal income taxation upon the grantee and Jabil with respect to the grant and exercise of awards under the Stock Incentive Plan, does not purport to be complete and does not discuss the tax consequences of the grantee’s death or the income tax laws of any municipality, state or foreign country in which a grantee may reside.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO THE JABIL CIRCUIT, INC.

2002 EMPLOYEE STOCK PURCHASE PLAN

The Jabil 2002 Employee Stock Purchase Plan (the “Stock Purchase Plan”) was adopted by the Board of Directors in October 2001 and approved by the stockholders in January 2002. The stockholders subsequently approved amendments to the Stock Incentive Plan in January 2006. The Stock Purchase Plan, which is intended to qualify under Section 423 of the Code, permits eligible employees to purchase shares of Jabil’s common stock at a discount through payroll deductions.

Proposal

The Board of Directors recently amended the Stock Purchase Plan, subject to stockholder approval. The amendment to the Stock Purchase Plan provides for a 3,000,000 share increase in the aggregate number of shares of Jabil common stock that may be issued under the Stock Purchase Plan as of August 31, 2008 from 584,000 shares to 3,584,000 shares.

The Board of Directors adopted the amendment, subject to stockholder approval. Therefore, the amendment will not become effective if the stockholders do not approve it.

Recommendation of the Board of Directors

The Board of Directors believes that it is in the best interests of Jabil to provide employees with the opportunity to acquire an ownership interest in Jabil through their participation in the Stock Purchase Plan through their participation in the Stock Incentive Plan and thereby encourage them to remain in Jabil’s employ and more closely align their interests with those of the stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Summary of the Stock Purchase Plan, as Amended, Subject to Stockholder Approval

The following summary of the principal features and effects of the Stock Purchase Plan is qualified in its entirety by the terms of the Stock Purchase Plan, a copy of which reflecting the amendment referenced herein is attached to this proxy as Appendix B.

Purpose. The purpose of the Stock Purchase Plan is to provide employees of Jabil and certain of its subsidiaries as designed by the Board (the “Subsidiaries”) with an opportunity to purchase common stock through accumulated payroll deductions. Jabil intends to have the Stock Purchase Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The Board may adopt sub-plans applicable to particular Subsidiaries, which sub-plans may be designed to be outside the scope of Section 423 of the Code. With limited exceptions, the rules of such sub-plans may take precedence over other provisions of the Stock Purchase Plan. The ability to adopt such sub-plans will facilitate Jabil’s global expansion.

Administration. The Stock Purchase Plan will be administered by the Administrator. Every finding, decision and determination by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties. The Board may adopt rules and procedures relating to the operation of the Stock Purchase Plan to accommodate the specific requirements of local laws and procedures.

Eligibility. All employees of Jabil or its Subsidiaries are eligible to participate after 90 days of continuous employment if they are regularly employed for at least 20 hours per week and more than five months per calendar year. Participation in the Stock Purchase Plan ends automatically on termination of employment with Jabil or a Subsidiary. Eligible employees may become a participant by completing a written or electronic subscription agreement authorizing payroll deductions and filing it with Jabil’s payroll office at least ten business days before the applicable enrollment date.

Offering Periods. The Stock Purchase Plan is implemented by consecutive six month offering periods commencing on the first trading day on or after January 1 and July 1 of each year.

Purchase Price. The purchase price per share of the shares offered under the Stock Purchase Plan in a given offering period shall be the lower of 85% of the fair market value of the common stock at the beginning of the offering period or on the exercise date. The fair market value of the common stock on a given date shall be the closing sale price of a share of common stock for such date as reported by the NYSE or any other established stock exchange or national market system on which the common stock is listed. The shares of Jabil common stock purchased pursuant to the Stock Purchase Plan will represent newly-issued shares.

Payroll Deductions. The purchase price for the shares of common stock is accumulated by payroll deductions during the offering period in amounts elected by the participants not exceeding 10% of such participants eligible compensation during the offering period, which is defined in the Stock Purchase Plan to include all regular straight earnings and any payments for overtime, shift premiums, commissions, incentive compensation, incentive payments, regular bonuses and other compensation. A participant may discontinue his or her participation in the Stock Purchase Plan at any time during the offering period. Payroll deductions shall commence on the first payday following the enrollment date, and shall end on the exercise date of the offering period unless sooner terminated as provided in the Stock Purchase Plan. No interest shall accrue on a participant’s payroll deductions.

Grant and Exercise of Option. The maximum number of shares placed under option to a participant in an offering period is that number determined by dividing the amount of the participant’s total payroll deductions to be accumulated prior to an exercise date by the lower of 85% of the fair market value of the common stock at the beginning of the offering period or on the exercise date, provided that a participant will not be permitted to purchase during each offering period more than a number of shares determined by dividing $12,500 by the fair market value of Jabil’s common stock on the enrollment date. Unless a participant withdraws from the Stock Purchase Plan, such participant’s option for the purchase of shares of common stock will be exercised automatically on each exercise date for the maximum number of whole shares of common stock at the applicable price. As promptly as practicable after each exercise date on which a participant’s purchase of shares of common stock occurs, Jabil will arrange the delivery to the participant of the shares of common stock purchased upon exercise of the participant’s option. Notwithstanding the foregoing, no employee will be permitted to subscribe for shares of common stock under the Stock Purchase Plan if, immediately after the grant of the option, the employee would own five percent or more of the voting power or value of all classes of stock of Jabil or of any of its subsidiaries (including stock that may be purchased under the Stock Purchase Plan or pursuant to any other options), nor shall any employee be granted an option that would permit the employee to buy under all employee stock purchase plans of Jabil more than $25,000 worth of stock (determined at the fair market value of the shares of common stock at the time the option is granted) in any calendar year. Options may be granted under the Stock Purchase Plan from time to time in substitution for stock options held by employees of another corporation who become, or who became prior to the effective date of the Stock Purchase Plan, employees of Jabil or one of its subsidiaries as a result of a merger with or acquisition by Jabil.

Withdrawal; Termination of Employment. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with Jabil or a Subsidiary. A participant will be required to withdraw all of the payroll deductions credited to such participant’s account and not yet used and must give written notice of such withdrawal to Jabil.

Transferability. No rights or accumulated payroll deductions of a participant under the Stock Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or by designation of a beneficiary as provided in the Stock Purchase Plan) and any such attempt may be treated by Jabil as an election to withdraw from the Stock Purchase Plan.

Adjustments Upon Changes in Capitalization, Dissolution, Merger, Asset Sale or Change of Control. Subject to any required action by Jabil’s stockholders, the shares of common stock reserved under the Stock Purchase Plan, as well as the price per share of common stock covered by each option under the Stock Purchase Plan that has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by Jabil; provided, however, that conversion of any convertible securities of Jabil shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. In the event of the proposed dissolution or liquidation of Jabil, the offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of Jabil or a merger of Jabil with or into another corporation, the Stock Purchase Plan provides that each option under the Stock Purchase Plan be assumed or an equivalent option be substituted by the successor or purchaser corporation, unless the Board determines to shorten the offering period or to cancel each outstanding right to purchase and to refund all sums collected during that offering period to the participants.

Amendment and Termination. Jabil’s Board of Directors may at any time and for any reason terminate or amend the Stock Purchase Plan. Except as provided in the Stock Purchase Plan with respect to adjustments upon changes in capitalization, dissolution, merger, asset sale or change of control, no such termination can affect options previously granted, provided that an offering period may be terminated by the Board of Directors on any exercise date if the Board determines that the termination of the Stock Purchase Plan is in the best interests of Jabil and its stockholders. Except as provided in the Stock Purchase Plan with respect to adjustments upon changes in capitalization, dissolution, merger, asset sale or change of control, no amendment may make any change in any option theretofore granted that adversely affects the rights of any participant. To the extent necessary to comply with Rule 16b-3 under the Exchange Act, as amended, or under Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), Jabil shall obtain stockholder approval of any amendment to the Stock Purchase Plan in such a manner and to such a degree as required. Unless terminated sooner, the Stock Purchase Plan will terminate on October 17, 2011.

Federal Tax Information

The Stock Purchase Plan and the rights of participants to make purchases under the Stock Purchase Plan are intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares of common stock, the participant will generally be subject to tax, and the amount of the tax will depend upon the holding period. If the shares of common stock are sold or otherwise disposed of more than two years from the first day of the offering period, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares of common stock at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares of common stock as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares of common stock are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares of common stock on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. Jabil is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares of common stock prior to the expiration of the holding period(s) described above. The foregoing is only a summary of the effect of federal income taxation upon the participant and Jabil with respect to the shares of common stock purchased under the Stock Purchase Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected KPMG LLP to audit the financial statements of Jabil for the fiscal year ending August 31, 2009, and to perform other appropriate services. KPMG LLP (or its predecessor firm) has audited Jabil’s financial statements since the fiscal year ended August 31, 1984. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

Jabil Circuit, Inc.’s Audit Committee serves to assist Jabil’s Board in fulfilling the oversight responsibilities it has under the law with respect to financial reports and other financial information provided by Jabil to the public, Jabil’s systems of internal controls regarding finance and accounting that management and the Board have established and Jabil’s auditing, accounting and financial reporting processes generally.

The Audit Committee is comprised solely of independent directors, as defined in the listing standards of the New York Stock Exchange, as well as other statutory, regulatory and other requirements applicable to Jabil.

The Audit Committee operates under a written charter adopted by the Board, a copy of which is available in the Investor Relations section of Jabil’s website (www.jabil.com). The Audit Committee annually reviews and assesses the adequacy of its charter in order to insure early or timely compliance with statutory, regulatory, listing and other requirements applicable to Jabil.

Jabil’s management has primary responsibility for the preparation, presentation and integrity of Jabil’s financial statements and its financial reporting process, including internal control over financial reporting. Jabil’s independent registered public accounting firm, KPMG LLP, is responsible for expressing an opinion on the effectiveness of Jabil’s internal control over financial reporting and conformity of Jabil’s financial statements with generally accepted accounting principles. The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm.

The Audit Committee has the authority and responsibility to select, evaluate and, when appropriate, replace the independent registered public accounting firm. The Audit Committee also has periodic discussions with management and the independent registered public accounting firm with regard to the quality and adequacy of Jabil’s internal controls. Management’s and the independent registered public accounting firm’s presentations to, and discussions with, the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent registered public accounting firm.

In this context, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with Jabil’s management and KPMG LLP.

2. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU §380).

3. The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence from Jabil.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Jabil’s Board, and the Board has approved, that the audited financial statements be included in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2008, for filing with the Securities and Exchange Commission. The Audit Committee has also appointed KPMG as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2009.

Submitted by the Audit Committee

Steven A. Raymund, Chair
Mel S. Lavitt
Lawrence J. Murphy
Frank A. Newman

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such filings.

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Jabil’s annual financial statements for the fiscal years ended August 31, 2008 and August 31, 2007, and fees billed for other services rendered by KPMG LLP during those periods.

Fee Category	Fiscal 2008 Fees	Fiscal 2007 Fees
Audit Fees	$7,349,000	$6,236,000
Audit-Related Fees	—	—
Tax Fees	514,000	1,236,000
All Other Fees	—	—

Total Fees	$7,863,000	$7,472,000

Audit Fees. Consists of fees billed for professional services rendered for the audit of Jabil’s consolidated financial statements, management’s assessment on internal control over financial reporting (applicable to fiscal 2007 only), the effectiveness of internal control over financial reporting and review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Jabil’s financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations regarding financial accounting and reporting standards.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, expatriate tax compliance and planning (applicable to fiscal 2007 only) and tax planning (domestic and international).

All Other Fees. Jabil did not incur any additional fees under this category.

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services of the Independent Registered Public Accountants

The Audit Committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered public accountants in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval, and the fees for the services performed to date. During fiscal year 2008, all services were pre-approved by the Audit Committee in accordance with this policy.

Recommendation of the Board of Directors

If the stockholders do not approve the selection of KPMG LLP, the appointment of the independent registered public accountants will be reconsidered by the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 5

TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL

MEETING, INCLUDING ANY ADJOURNMENT THEREOF

The Board does not know of any matter for action by stockholders at the 2008 Annual Meeting other than Proposals 1, 2, 3 and 4. The enclosed proxy card, however, will confer discretionary authority to the persons named in the proxy card (Robert L. Paver and Forbes I.J. Alexander, or either of them) with respect to matters which are unknown at the date of printing this proxy statement and which may properly come before the meeting (including any adjournment thereof). Messrs. Paver and Alexander intend to vote on any such matter in accordance with their judgment on such matter.

Recommendation of the Board of Directors

The Board of Directors believes that it is in Jabil’s best interests to authorize Messrs. Paver and Alexander to vote on any matters which are unknown at the date of printing this proxy statement and which may properly come before the 2008 Annual Meeting (including any adjournment thereof).

OTHER INFORMATION

Share Ownership by Principal Stockholders and Management

The following table sets forth the beneficial ownership of common stock of Jabil as of the Measurement Date by: (i) each of Jabil’s directors and nominees for director; (ii) each of the Named Executive Officers listed in the Summary Compensation Table below; (iii) all current directors and executive officers of Jabil as a group and (iv) each person known by Jabil to own beneficially more than five percent of the outstanding shares of its common stock. The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire beneficial ownership of such shares within 60 days of the Measurement Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. A total of 210,543,998 shares of Jabil’s common stock were issued and outstanding as of the Measurement Date.

Directors, Named Executive Officers and Principal Stockholders	Number of Shares(1)(2)	Percent of Total
Principal Stockholders:
William D. Morean(3)(4)(5)	16,170,116	7.7%
c/o Jabil Circuit, Inc. 10560 Dr. Martin Luther King, Jr. Street North St. Petersburg, Florida 33716
Audrey M. Petersen(3)(6)	13,865,830	6.6%
c/o Jabil Circuit, Inc. 10560 Dr. Martin Luther King, Jr. Street North St. Petersburg, Florida 33716
Capital Group International, Inc.(7)	27,540,510	13.1%
11100 Santa Monica Blvd.
Los Angeles, California 90025
T. Rowe Price Associates, Inc.(8)	12,075,823	5.7%
100 E. Pratt Street
Baltimore, Maryland 21202
Directors(5):
Thomas A. Sansone(9)	3,670,967	1.7%
Timothy L. Main(10)	2,048,482	1.0%
Lawrence J. Murphy(11)	191,225	*
Mel S. Lavitt(12)	117,225	*
Steven A. Raymund(13)	149,045	*
Frank A. Newman(14)	151,225	*
Laurence S. Grafstein(15)	88,225	*
Kathleen A. Walters(16)	42,225	*
Named Executive Officers:
Forbes I.J. Alexander(17)	576,362	*
Mark T. Mondello(18)	1,363,024	*
John P. Lovato(19)	576,003	*
William D. Muir, Jr.(20)	615,496	*
All current directors and executive officers as a group (16 persons)(21)	26,372,347	12.4%

*	Less than one percent.
(1)

This column does not include any shares subject to stock appreciation rights (“SARs”) held by Jabil’s executive officers. As of the Measurement Date, Jabil’s executive officers held a total of 866,347 SARs, of which 364,520 have vested as of the Measurement Date or will have vested within 60 days of the Measurement Date. Upon exercise of a SAR, the holder will receive the number of shares of Jabil’s common stock that has a total value which is equivalent to the difference between the exercise price of the SAR and the fair market value of Jabil’s common stock on the date of exercise. As of the Measurement Date, the fair market value of Jabil’s common stock (based on its closing sales price on the NYSE) was $6.33 per share, which is lower than the exercise price of all of the SARs held by Jabil’s executive officers on the Measurement Date. Thus, as of the Measurement Date, none of the SARs held by Jabil’s executive officers were exercisable. If Jabil’s stock price increases to a sufficient level (in the case of one executive officer, above $22.65; and in the case of the other seven executive officers, above $29.31), then certain of these SARs could become exercisable within 60 days of the Measurement Date.

(2)	Some or all of the directors and executive officers hold their respective shares in brokerage accounts that contain standard language that can be triggered any time such individual buys securities on margin. As a result of such arrangements, all of the shares owned by our directors and Named Executive Officers may be deemed to be pledged.
(3)	Includes 11,542,902 shares held by the William E. Morean Residual Trust, as to which Mr. William D. Morean and Ms. Audrey M. Petersen (Mr. Morean’s mother) share voting and dispositive power as members of the Management Committee created under the Trust.
(4)	Includes (i) 4,268,908 shares held by the William D. Morean 2007 Grantor Retained Annuity Trust, of which Mr. Morean is the sole trustee, as to which Mr. Morean has sole voting and dispositive power, (ii) 198,900 shares held by Eagle’s Wing Foundation, a private charitable foundation of which Mr. Morean is a director and with respect to which Mr. Morean may be deemed to have shared voting and dispositive power, (iii) 48,269 shares held by the William D. Morean Trust, of which Mr. Morean is trustee, as to which Mr. Morean has sole voting and dispositive power, (iv) 53,000 shares subject to options held by Mr. Morean that are exercisable within 60 days of the Measurement Date, (v) 15,912 shares beneficially owned by Mr. Morean’s spouse, over which Mr. Morean disclaims beneficial ownership and (vi) 30,163 shares of restricted stock, of which Mr. Morean has voting power, but not dispositive power.
(5)	Mr. Morean is a director of Jabil in addition to being a Principal Stockholder.
(6)	Includes (i) 2,320,418 shares held by Morean Limited Partnership, a North Carolina limited partnership, of which Morean-Petersen, Inc. is the sole general partner, as to which Ms. Petersen has sole voting and dispositive power; Ms. Petersen is the President of Morean-Petersen, Inc. and (ii) 2,510 shares held by Audrey Petersen Revocable Trust, of which Ms. Petersen is trustee, as to which Ms. Petersen has sole voting and dispositive power.
(7)	The amount shown and the following information is derived from a Schedule 13G/A filed by Capital Group International, Inc. (“CGII”), reporting beneficial ownership as of December 31, 2007. According to the Schedule 13G/A, CGII has sole voting power over 20,717,000 shares and sole dispositive power over 27,540,510 shares. CGII is the parent holding company of the following wholly-owned subsidiaries, that hold investment power, and in some cases, voting power over certain shares: (i) Capital Guardian Trust Company, (ii) Capital International Research and Management, Inc., (iii) Capital International Limited and (iv) Capital International S.A.
(8)	The amount shown and the following information is derived from a Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”), reporting beneficial ownership as of December 31, 2007. According to the Schedule 13G, Price Associates has sole voting power over 2,250,589 shares and sole dispositive power over 12,075,823 shares. Price Associates supplementally informed the Company that these securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities, and that while Price Associates is deemed to be a beneficial owner of such securities, it expressly disclaims that it is, in fact, the beneficial owner of such securities.
(9)	Includes (i) 2,982,634 shares held by TASAN Limited Partnership, a Delaware limited partnership, of which TAS Management, Inc. is the sole general partner, as to which Mr. Sansone has sole voting and dispositive power; Mr. Sansone is President of TAS Management, Inc., (ii) 471,325 shares held by Life’s Requite, Inc., a private charitable foundation of which Mr. Sansone is a director and as to which Mr. Sansone may be deemed to have shared voting and dispositive power, (iii) 140,100 shares subject to options held by Mr. Sansone that are exercisable within 60 days of the Measurement Date, (iv) 600 shares beneficially owned by Mr. Sansone’s spouse, over which Mr. Sansone disclaims beneficial ownership and (v) 30,163 shares of restricted stock, of which Mr. Sansone has voting power, but not dispositive power. All of the shares held by Life’s Requite, Inc. have been pledged to secure margin loans used to fund charitable contributions.
(10)

Mr. Main is also Chief Executive Officer and President of Jabil, and thus is also a Named Executive Officer in addition to being a director. Includes (i) 873,000 shares subject to options held by Mr. Main that are exercisable within 60 days of the Measurement Date, (ii) 3,027 total shares owned separately by three trusts, each of which is for the benefit of one of Mr. Main’s children, for each of which Mr. Main is one of three trustees, as to each of which Mr. Main shares voting and dispositive power and over which Mr. Main disclaims beneficial ownership and (iii) 1,039,000 shares of restricted stock, of which Mr. Main has voting power, but not dispositive power.

(11)	Includes (i) 133,000 shares subject to options held by Mr. Murphy that are exercisable within 60 days of the Measurement Date and (ii) 30,163 shares of restricted stock, of which Mr. Murphy has voting power, but not dispositive power.
(12)	Includes (i) 63,000 shares subject to options held by Mr. Lavitt that are exercisable within 60 days of the Measurement Date, (ii) 2,000 shares beneficially owned by Mr. Lavitt’s spouse, over which Mr. Lavitt disclaims beneficial ownership and (iii) 30,163 shares of restricted stock, of which Mr. Lavitt has voting power, but not dispositive power.
(13)	Includes (i) 42,477 shares held by a Grantor Retained Annuity Trust, of which Mr. Raymund’s wife is the sole trustee, as to which Mr. Raymund’s wife has sole voting and dispositive power, (ii) 61,040 shares subject to options held by Mr. Raymund that are exercisable within 60 days of the Measurement Date, (iii) 2,000 shares beneficially owned by Mr. Raymund’s spouse and (iv) 30,163 shares of restricted stock, of which Mr. Raymund has voting power, but not dispositive power.
(14)	Includes (i) 63,000 shares subject to options held by Mr. Newman that are exercisable within 60 days of the Measurement Date and (ii) 30,163 shares of restricted stock, of which Mr. Newman has voting power, but not dispositive power.
(15)	Includes (i) 39,000 shares subject to options held by Mr. Grafstein that are exercisable within 60 days of the Measurement Date and (ii) 30,163 shares of restricted stock, of which Mr. Grafstein has voting power, but not dispositive power.
(16)	Includes 30,163 shares of restricted stock, of which Ms. Walters has voting power, but not dispositive power.
(17)	Includes (i) 174,692 shares subject to options held by Mr. Alexander that are exercisable within 60 days of the Measurement Date and (ii) 401,670 shares of restricted stock, of which Mr. Alexander has voting power, but not dispositive power.
(18)	Includes (i) 565,400 shares subject to options held by Mr. Mondello that are exercisable within 60 days of the Measurement Date and (ii) 635,424 shares of restricted stock, of which Mr. Mondello has voting power, but not dispositive power.
(19)	Includes (i) 221,492 shares subject to options held by Mr. Lovato that are exercisable within 60 days of the Measurement Date and (ii) 333,786 shares of restricted stock, of which Mr. Lovato has voting power, but not dispositive power.
(20)	Includes (i) 252,900 shares subject to options held by Mr. Muir that are exercisable within 60 days of the Measurement Date, (ii) 11,712 shares beneficially owned by Mr. Muir’s spouse, over which Mr. Muir disclaims beneficial ownership, (iii) 300 shares beneficially owned by Mr. Muir’s daughter, over which Mr. Muir disclaims beneficial ownership and (iv) 329,386 shares of restricted stock, of which Mr. Muir has voting power, but not dispositive power.
(21)	Includes (i) 2,910,424 shares subject to options held by eight executive officers (including one employee director) and eight non-employee directors that are exercisable within 60 days of the Measurement Date, (ii) 15,912 shares beneficially owned by Mr. Morean’s spouse, over which Mr. Morean disclaims beneficial ownership, (iii) 600 shares beneficially owned by Mr. Sansone’s spouse, over which Mr. Sansone disclaims beneficial ownership, (iv) 3,027 total shares owned separately by three trusts, each of which is for the benefit of one of Mr. Main’s children, for each of which Mr. Main is one of three trustees, as to each of which Mr. Main shares voting and dispositive power and over which Mr. Main disclaims beneficial ownership, (v) 2,000 shares beneficially owned by Mr. Lavitt’s spouse, over which Mr. Lavitt disclaims beneficial ownership, (vi) 2,000 shares beneficially owned by Mr. Raymund’s spouse, (vii) 11,712 shares beneficially owned by Mr. Muir’s spouse, over which Mr. Muir disclaims beneficial ownership, (viii) 300 shares beneficially owned by Mr. Muir’s daughter, over which Mr. Muir disclaims beneficial ownership and (ix) 3,292,970 shares of restricted stock held by eight executive officers (including one employee director) and eight non-employee directors, of which the officers and directors hold voting power, but not dispositive power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Jabil’s officers and directors, and persons who own more than ten percent of a registered class of Jabil’s equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and ten percent stockholders are also required by SEC rules to furnish Jabil with copies of all such forms that they file.

Based solely on its review of the copies of such forms received by Jabil from certain reporting persons, Jabil believes that, during the fiscal year ended August 31, 2008, all Section 16(a) filing requirements applicable to its officers, directors and ten percent stockholders were met.

Compensation Committee Interlocks and Insider Participation

Jabil’s Compensation Committee was formed in November 1992 and is currently composed of Messrs. Lavitt and Newman and Ms. Walters. No member of the Compensation Committee is currently or was formerly an officer or an employee of Jabil or its subsidiaries. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

COMPENSATION DISCUSSION & ANALYSIS

Overview

The following Compensation Discussion and Analysis describes material elements of compensation during the 2008 fiscal year for the following individuals, collectively referred to as the “Named Executive Officers”:

•	Timothy L. Main, Chief Executive Officer (“CEO”), President and Director;

•	Forbes I.J. Alexander, Chief Financial Officer (“CFO”);

•	Mark T. Mondello, Chief Operating Officer (“COO”);

•	John P. Lovato, Executive Vice President, Chief Executive Officer, Consumer Division; and

•	William D. Muir, Jr., Executive Vice President, Chief Executive Officer, EMS Division.

This Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table, related tables and the narrative disclosure that follows.

The following provides a brief overview of the more detailed information that follows in this Compensation Discussion and Analysis:

•	We target total compensation to be in the range of the 50th to 75th percentile of market data.

•	We encourage a pay-for-performance environment by linking short-term and long-term incentive-based compensation to the achievement of measurable business performance goals.

•	We use equity-based compensation as a means to align the interests of our executives with those of our stockholders.

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Short-term incentives support our “pay-for-performance” compensation philosophy; while long-term incentives serve both as a retention mechanism and as a means to focus our executives on long-range strategic goals and on sustainable growth and performance.

•	The significant majority of our executives’ compensation is at risk in the form of performance-based awards and equity awards.

•	We do not time our equity award grants relative to the release of material non-public information.

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We historically have not provided a broad range of perquisites, and our executive officers typically do not have employment, severance or change-in-control agreements, and participate in the same group benefit programs available to all employees. However, we believe that our executive compensation program reflects our intent to provide competitive compensation and benefits and sufficient incentives for our executives to perform at their highest levels.

Principles and Objectives of Executive Compensation Program

The primary objectives of the Jabil executive compensation program are:

•	Alignment with Stockholders’ Interests – Our executives’ interests are more directly aligned with the interests of our stockholders when our compensation programs:

•	emphasize short- and long-term performance, business objectives and the strategic focus of our businesses;

•	are significantly impacted by the value of our stock; and

•	result in a continuing significant ownership of our stock.

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Competitiveness – To attract the best qualified executives, motivate executives to perform at their highest levels and retain executives with the leadership abilities and skills necessary to drive and build long-term stockholder value, our total compensation and benefits must be competitive and reflect the value of each executive’s position in the market and within Jabil.

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Motivate Achievement of Financial and Strategic Goals – The most effective way to reach our short- and long-term financial goals and strategic objectives is to make a significant portion of an executive’s overall compensation dependent on the achievement of such goals and objectives and on the value of our stock. Additionally, the portion of an executive’s total compensation that varies with performance should be a function of the executive’s responsibilities and ability to drive and influence results. As an executive’s responsibility and influence increase, so should the level of performance-based, at-risk compensation.

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Reward Superior Performance – While total compensation for an executive should be both competitive and tied to achievement of financial and strategic objectives, performance that exceeds target should be appropriately rewarded.

Our Executive Compensation Process

The Compensation Committee oversees our executive compensation program. The Compensation Committee, which is comprised solely of outside directors, reviews and approves the features and design of our executive compensation program, and approves the compensation levels and financial targets for our Named Executive Officers. The Compensation Committee also reviews and assesses the relationship between our executive compensation program and the achievement of our financial goals and strategic objectives with an emphasis on creating a performance-based environment.

In making its determinations, the Compensation Committee periodically reviews management’s recommendations, market data and assesses Jabil’s competitive position for three components of executive compensation: (1) base salary; (2) annual incentives and (3) long-term incentives. In addition, the Compensation Committee has the sole authority to hire, and to dismiss, a compensation consultant. The Compensation Committee retained Watson Wyatt Worldwide, a nationally recognized executive compensation consulting firm, to provide a thorough executive compensation study for the 2008 fiscal year and to assist in benchmarking the competitiveness of executive officer compensation. Watson Wyatt reported to the Compensation Committee and did not provide any services to Jabil management. Watson Wyatt utilized a number of national compensation surveys and provides databases for companies of similar size to Jabil, as well as specific analysis of the compensation information contained in the proxy statements of a number of companies in the same industry as Jabil.

The Compensation Committee considers recommendations from our CEO in making decisions regarding our executive compensation program and compensation of our executive officers. As part of the annual compensation planning process, our CEO, COO and CFO discuss and determine recommendations of targets for our incentive compensation programs, and our CEO subsequently presents these recommendations to the Compensation Committee. To facilitate the management recommendation portion of the compensation planning process, the Compensation Committee provides to the CEO a copy of any compensation study produced by any compensation consultant retained by the Compensation Committee after the Compensation Committee receives and reviews the study. Following an annual performance review process, including assessment of the achievement of established financial and non-financial objectives, contribution to Jabil’s performance and other accomplishments, our CEO also recommends base salary and incentive and equity awards for all of our executive officers.

After input from our CEO and the assessment of trends and competitive data, the Compensation Committee determines what changes, if any, should be made to the executive compensation program and sets the level of each compensation element for our executive officers. Consistent with this practice, the Compensation Committee reviews each executive officer’s prior year compensation history, including base salary, annual cash incentive and equity awards. For its 2008 fiscal year compensation decisions, the Compensation Committee reviewed the elements and amounts recommended by the CEO, comparing the recommendations to the peer group data compiled by Watson Wyatt, and comparing the performance of Jabil’s various operating segments to the recommended salaries for the responsible officers. The Compensation Committee determined that the recommendations presented by the CEO generally were consistent with both considerations.

In setting the levels of compensation at the start of the fiscal year, the Compensation Committee also establishes the short and long-term financial measures, weighting and targets. The specific financial measures, targets and objectives are believed to foster the creation of sustainable long-term value for our shareholders. The performance measures established by the Compensation Committee for the 2008 fiscal year were based upon Jabil’s one-year and three-year operating plans.

At the beginning of each fiscal year, the Compensation Committee meets in executive session to conduct a performance review of our CEO. During such review, the Compensation Committee evaluates the CEO’s overall performance and other accomplishments, taking into consideration an evaluation of Jabil’s financial performance relative to peers and industry performance, as well as input from certain officers.

The Compensation Committee is satisfied with the manner in which our executive compensation process worked for the 2008 fiscal year, and believes that the results of the process were consistent with the primary objectives described above. As described in the discussion below of the elements of our executive compensation program, the Compensation Committee’s determination of compensation results at the end of the year demonstrate a clear link between Jabil’s performance and the rewards earned by its executives.

Competitive Benchmarking

Each element of our executive compensation program is addressed in the context of competitive practices. In some years, the Compensation Committee reviews external benchmarks, surveys and trend information from multiple executive compensation surveys and consultants. The Compensation Committee benchmarks compensation and each element of compensation for our CEO and other executives in the third quartile of the market, with base salary at the 50th percentile and incentive and equity compensation at the 75th percentile. While the Compensation Committee reviews benchmark data, it retains discretion in setting an executive’s compensation, and as a result compensation for an executive may differ materially from the benchmarks and is influenced by factors including experience, position, tenure, individual and organization factors, retention needs and other factors. For fiscal year 2008, the Compensation Committee engaged Watson Wyatt Worldwide to assess executive median pay levels, the competitive position of our executive officers’ compensation and the mix and elements of executive pay. The comparison group used for these purposes consisted of companies with one or more of the following attributes: business operations in the industries and businesses in which we participate; similar revenue and market capitalization; and businesses that are complex and broad and/or compete with us for executive talent. The comparison group for the fiscal year 2008 assessment consisted of the following 19 companies:

• Advanced Micro Devices	• Apple Computer, Inc.
• Applied Materials, Inc.	• Arrow Electronics, Inc.
• Avaya, Inc.	• Avnet, Inc.
• Celestica Inc. (Canada)	• Electronic Data Systems Corp.
• EMC Corp.	• Emerson Electric Co.
• Flextronics International	• Micron Technology, Inc.
• NCR Corp.	• Qualcomm, Inc.
• Sanmina-SCI Corp.	• Solectron Corp.
• Sun Microsystems, Inc.	• Tech Data Corporation
• Texas Instruments, Inc.

Elements of Our Executive Compensation Program

During fiscal 2008, the compensation program for our Named Executive Officers consisted of the following elements:

•	base salary;

•	annual cash incentive opportunity;

•	equity-based long-term incentives, including stock appreciation rights and performance-based restricted stock;

•	401(k), profit-sharing, welfare and other personal benefits; and

•	perquisites.

The Compensation Committee believes that the elements of our executive compensation program are competitive and further our objectives of motivating achievement of our short- and long-term financial performance goals and strategic objectives, rewarding superior performance and aligning the interests of our executives and shareholders.

Named Executive Officer Direct Compensation Mix

The following table sets forth the target fiscal 2008 compensation for our Named Executive Officers by type of compensation as a percentage of the executives’ target total direct compensation. The table demonstrates the compensation philosophy described in this Compensation Discussion and Analysis in which the significant majority of our executives’ compensation is at risk in the form of performance-based awards and equity awards, which are dependent on the performance of Jabil stock.

Named Executive Officer	Annual Base Salary Rate	Performance-Based Non-Equity Incentive Plan Compensation at Target	Equity Awards at Target	Target Total Direct Compensation
Timothy L. Main	$1,000,000 (17%)	$1,350,000 (22%)	$3,653,340 (61%)	$6,003,340 (100%)
Forbes I.J. Alexander	$500,000 (23%)	$450,000 (21%)	$1,205,250 (56%)	$2,155,250 (100%)
Mark T. Mondello	$675,000 (20%)	$675,000 (20%)	$1,965,100 (60%)	$3,315,100 (100%)
John P. Lovato	$475,000 (24%)	$427,500 (22%)	$1,039,600 (54%)	$1,942,100 (100%)
William D. Muir, Jr.	$475,000 (25%)	$427,500 (22%)	$1,012,800 (53%)	$1,915,300 (100%)

The Annual Base Salary Rate in the table shown above is the annual rate of base salary approved for the Named Executive Officers effective September 1, 2007. Non-Equity Incentive Plan Compensation is the annual incentive compensation payable for achievement of financial measures at target. The Equity Award dollar value is based upon the grant date fair value of stock awards and option awards for achievement of financial performance measures at target, set forth in the Grants of Plan-Based Awards in Fiscal 2008 Table on pages 43-45. The percentages illustrate the portion of Target Total Direct Compensation that each of the components represents.

Base Salary

General Considerations

Base salaries are used to provide a fixed amount of compensation for the Named Executive Officer’s regular work. The base salaries of the Named Executive Officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Base salary for all executive officer positions is targeted to be competitive with the average salaries of comparable executives at technology companies of similar size and is also intended to reflect consideration of an officer’s experience, business judgment and role in developing and implementing overall business strategy for Jabil. It is the intent of the Compensation Committee that Jabil’s compensation of executive officers fall within the median of industry compensation levels. Base salaries are based upon qualitative and subjective factors and no specific formula is applied to determine the weight of each factor.

Fiscal 2008 Base Salary

In October 2007, the Compensation Committee determined that base salary increases were appropriate for the Named Executive Officers other than the CEO based upon consideration of the comparative compensation data, targets for annual total cash compensation, performance for the prior year, the other factors discussed above and the CEO’s recommendations for the other Named Executive Officers.

The CEO’s base salary was not increased in fiscal 2008. Mr. Alexander’s base salary was increased approximately 5.2% to $500,000. Mr. Mondello’s base salary was increased approximately 12.5% to $675,000. Mr. Lovato’s base salary was increased approximately 18.8% to $475,000. Mr. Muir’s base salary was increased approximately 18.8% to $475,000. The information provided to the Compensation Committee for purposes of its base salary determinations reflects the differential between the levels for the CEO and the other executive officers. The Compensation Committee believes that the base salaries of our executive officers are consistent with its assessment of trends and competitive data.

Annual Incentive Compensation

Annual Incentive Plan

Under our Annual Incentive Plan which was approved by our shareholders in January 2006, the Compensation Committee sets an annual incentive compensation target for each Named Executive Officer. The target is stated as a percentage of the Named Executive Officer’s base salary that would be earned upon the achievement of performance goals, subject to the established maximum of 300% of base salary. To date, all incentive compensation targets have been substantially below this maximum level. The Compensation Committee also establishes specific financial performance measures and targets including the relative weighting and thresholds. Actual performance is measured using various specific pre-determined quantitative factors applied to various degrees to the individual executive officers. Such quantitative factors include annual core operating income, returns on invested capital and other measures of performance appropriate to the officer compensated. Following measurement of the actual performances achieved, an executive officer may earn less than or none of the applicable incentive compensation target amount if performance falls below expectations, or an amount in excess of the applicable target amount if actual performance significantly exceeds expectations. While the Compensation Committee evaluates Jabil’s performance, as well as that of the applicable Named Executive Officer, against established qualitative and quantitative factors, the decision to make an annual incentive award is within the Compensation Committee’s discretion. The Compensation Committee selects performance measures and targets believed to be important indicators of our progress and success. Through our Annual Incentive Plan a substantial portion of an executive’s annual cash compensation is directly tied to our financial performance.

In addition to the annual incentive awards, our Annual Incentive Plan authorizes the Compensation Committee to make discretionary bonus awards upon any terms and conditions determined by the Compensation Committee.

2008 Annual Incentive Awards

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Determination of Incentive Targets — Annual incentive target amounts ranging from 90% to 135% of base salary were established for the Named Executive Officers at the beginning of the 2008 fiscal year. Annual incentive opportunities provided executives the potential to achieve total cash compensation above the target if our financial performance was above target. However, there was downside risk if performance was below target. Potential annual incentive payouts ranged from 0% to 260% of target depending on our financial performance and individual performance against personal objectives.

•

Performance Measures, Targets and Weighting — Annual incentives for fiscal 2008 were based upon core operating income, returns on invested capital, divisional operating income, combined free cash flow and other measures of performance appropriate to each Named Executive Officer. We established performance goals that we believe were aggressive, but within reason, achievable. With respect to the core annual operating income performance measure (Segment A), the Compensation Committee established $480 million as the target, with a threshold performance level of $430 million, a superior performance level of $515 million, and a maximum incentive compensation payout at a core annual operating income performance level of $535 million. For the performance measure based on return on invested capital (Segment B), the Compensation Committee established 12.0% as the target, with a threshold performance level of 7.5%, a superior performance level of 15.5%, and a maximum incentive compensation payout at a 17.5% return on invested capital. For the performance measure based on EMS Division operating income, the Compensation Committee established $350 million as the target, with a threshold performance level of $320 million, a superior performance level of $371 million, and a maximum incentive compensation payout at a divisional operating income performance level of $535 million. For the performance measure based on Consumer Division operating income, the Compensation Committee established $130 million as the target, with a threshold performance level of $100 million, a superior performance level of $151 million, and a maximum incentive compensation payout at a divisional operating income performance level of $163 million. For the performance measure based on combined free cash flow, the Compensation Committee established $155 million as the target, with a threshold performance of $105 million, a superior performance level of $190 million, and a maximum incentive compensation payout at a free cash flow of $210 million.

The Compensation Committee believes that these performance measures encouraged our executives to focus on improving both revenue and profitability. We believe these measures also were effective motivators because they are measurable, clearly understood and the drivers of the creation of sustainable long-term value for our stockholders.

The weighting of the financial measures for the annual incentive awards for fiscal 2008 was as follows:

•	For Messrs. Main, Alexander and Mondello, 65% on annual core operating income (Segment A), and 35% on average return on invested capital for the 3rd and 4th quarters of fiscal 2008 (Segment B).

•	For Mr. Lovato, 25% on annual core operating income (Segment A), 50% on Consumer Division operating income, and 25% on combined free cash flow.

•	For Mr. Muir, 25% on annual core operating income (Segment A), 50% on EMS Division operating income, and 25% on combined free cash flow.

For the annual incentive awards for fiscal 2008, the Segment A potential payout ranged from 0% to 260% of the portion of the individual incentive compensation amounts allocated to Segment A. The Segment B potential payout ranged from 0% to 260% of the individual incentive compensation amounts allocated to Segment B. The potential payout for the divisional operating income measure ranged from 0% to 260% of the individual incentive compensation amounts allocated to that measure, and the potential payout for the combined free cash flow measure ranged from 0% to 260% of the allocated individual incentive compensation amounts.

Because Jabil’s core operating income in fiscal 2008 was $380 million, the threshold performance level under Segment A of the annual incentive awards was not achieved, and no payout was made with respect to the portion of the incentive target amounts allocated to Segment A. Jabil’s average return on invested capital for the 3rd and 4th quarters of fiscal 2008 was 9.4%, and therefore the percentage of the allocated incentive target earned under Segment B of the annual incentive awards was 33.0%. Because the threshold performance levels under the EMS Division and the Consumer Division performance measures were not achieved, no payout was made with respect to the portion of the incentive target amounts allocated to divisional operating income. Jabil’s combined free cash flow for fiscal 2008 was $126 million, and therefore the percentage of the allocated incentive target earned under the combined free cash flow performance measure was 41.0%.

For fiscal 2008, the Compensation Committee approved the financial measures and weighting, target incentives and the payouts for the Named Executive Officers as follows:

Named Executive Officer	Target Annual Incentive	Actual Annual Incentive Payment	Actual Payout Against Target
Timothy L. Main	$1,350,000	$155,925	11.5%
Forbes I.J. Alexander	$450,000	$51,975	11.5%
Mark T. Mondello	$675,000	$77,963	11.5%
John P. Lovato	$427,500	$43,819	10.2%
William D. Muir, Jr.	$427,500	$43,819	10.2%

The annual cash incentive payouts in respect of fiscal 2008 also appear in the Summary Compensation Table on pages 42-43 under the “Non-Equity Incentive Plan Compensation” column.

Long-Term Compensation

Equity Incentives

For fiscal years 2006 through 2008, we have provided long-term incentives for our Named Executive Officers through a combination of stock appreciation rights and performance-based restricted stock awards. The long-term compensation elements of our executive compensation program are designed to motivate our executives to focus on achievement of our long-term financial goals. Performance-based restricted stock grants motivate our executives to achieve our long-term financial goals. As in prior years, the Compensation Committee in the 2008 fiscal year awarded performance-based restricted stock grants that link such financial results with the compounded annual growth rate in Jabil’s core earnings per share over a three-year period. Under such grants, each new fiscal year begins a new three-year performance cycle for which the Compensation Committee establishes financial targets and award targets. In addition, the Compensation Committee established a new form of performance-based restricted stock awards for the 2008 fiscal year. These new awards base the vesting of shares on total shareholder return during three annual measurement periods. Equity awards are also intended to retain executives, encourage share ownership and maintain a direct link between our executive compensation program and the value and appreciation in value of our stock. The total value of long-term compensation for our executive officers is typically set by reference to an executive compensation study prepared by a compensation consultant to ensure that the equity incentives, as part of the overall compensation program, are appropriate for Jabil’s peer group.

For the 2008 fiscal year, as it did for the 2006 and 2007 fiscal years, the Compensation Committee awarded performance-based restricted stock and stock-settled stock appreciation rights to our Named Executive Officers. The rationale for this approach is based on the different natures and durations of the two types of awards. The performance-based restricted stock awards, as described in more detail below, are completely at risk and depend upon the achievement of the specific financial performance goals during a three year period. If the financial performance results at the midpoint of the specified performance period indicate that the performance goals are unlikely to be achieved, the performance-based restricted stock awards may be perceived by the award recipients as worthless. Such a perception might diminish the incentive and retentive value of the awards. However, a simultaneous award of stock appreciation rights with a ten year term provides the recipient with the likelihood of appreciation and long-term value during the seven years following the end of the performance period for the performance-based restricted stock awards. In addition, stock-settled stock appreciation rights are less dilutive than stock options.

Our Equity-Based Compensation Award Practices

The annual grant cycle for grants of equity based awards to our Named Executive Officers typically occurs at the same time as decisions relating to salary increases and other annual cash incentive awards. This occurs at the start of each fiscal year, typically in October following the release of our financial results for the preceding fiscal year so that relevant information is available to the public. The dates for the meetings at which such grants are typically made are set well in advance of such meetings, typically one year or more. For the past several years, the annual equity grant date for our eligible employees has occurred on the same date as the grant to Named Executive Officers. The Compensation Committee may also make grants of equity awards to Named Executive Officers at other times during the year due to special circumstances, such as new hires or promotions. We do not reprice options and if our stock price declines after the grant date, we do not replace options. We do not seek to time equity grants to take advantage of information, either positive or negative, about the company which has not been publicly disclosed. The exercise price of options is the closing market price of our common stock on the date of grant.

In October 2007, our Board of Directors adopted a stock incentive and compensation award policy. The award policy was developed in part as a response to the results of the reviews of our historical stock option grant practices by a Special Committee of our Board of Directors and us, and in part to satisfy a portion of our obligations under the settlement of previously disclosed shareholder derivative actions. Our Board of Directors directed in general that the award policy will be effective without material amendment for a period of two years from the date the Board of Directors approved the policy. The award policy was adopted after the Compensation Committee granted annual equity awards for the 2007 and 2008 fiscal year and therefore did not apply to the grants of those awards. Although the Board adopted the award policy subject to final court approval of the settlement of the derivative actions (which occurred in April 2008), the Board directed our management to implement the award policy on an interim basis with respect to awards granted after the date of adoption of the award policy. Thus, the interim implementation of the award policy was followed for the awards that the Compensation Committee approved prior to the final court approval in April 2008, with the award policy being fully implemented for all awards after the date of the final court approval. Subject to a limited provision for variation in the event of special circumstances, the components of the award policy are:

•	Grant timing guidelines, including requirements to establish before the beginning of each fiscal year and disclose pre-set dates on which awards may be granted;

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Exercise price guidelines, including a requirement that the exercise prices of stock options and stock appreciation rights generally will be no less than the closing price of a share of Jabil’s common stock on the date of grant;

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Grant authorization guidelines, including specific deadlines for award requests by management in advance of award grant dates and prohibitions on delegation of grant authority and approval of grants by written consent; and

•	Grant implementation and miscellaneous procedural guidelines, including attendance by legal counsel at all meetings at which awards and other final compensation decisions are made.

In accordance with the award policy, the Compensation Committee on July 16, 2008, designated the dates on which stock incentive awards may be granted to officers, directors and employees (including new hires and promoted employees) during the 2009 fiscal year. The dates designated by the Compensation Committee are the dates on which the Compensation Committee will hold in-person meetings in connection with the quarterly in-person meetings of the Board during the 2009 fiscal year (which are currently scheduled for October 2008, January 2009, April 2009 and July 2009).

In July 2008, the Compensation Committee again retained Watson Wyatt to assist in the evaluation of the compensation of the compensation of our directors, CEO and senior executive officers. A report provided to the Compensation Committee by Watson Wyatt noted that our long-term incentives are provided under performance-based vehicles, including stock appreciation rights and two forms of performance-based restricted stock awards. As described below, stock appreciation rights only result in gain to the recipient if our stock price increases above the exercise price. The Watson Wyatt report also noted that most of our peer companies combine performance-based long-term incentives with time-vesting vehicles. Taking into consideration the Watson Wyatt report, the Compensation Committee decided in October 2008 to grant time-based restricted stock awards to our officers for the 2009 fiscal year instead of stock appreciation rights.

Stock Appreciation Rights

Stock appreciation rights directly align the interests of executives and shareholders as the stock appreciation rights only result in gain to the recipient if our stock price increases above the exercise price of the stock appreciation rights. In addition, stock appreciation rights are intended to help retain key employees because they vest over a period of four years and, if not exercised, are forfeited if the employee leaves Jabil before vesting.

The Compensation Committee considers annual grants of stock appreciation rights to our executive officers soon after the beginning of each fiscal year. Stock appreciation rights granted to our Named Executive Officers and other employees during fiscal 2008 were made pursuant to our 2002 Stock Incentive Plan, which was approved by our stockholders most recently in January 2008, and have the following terms:

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an exercise price equal to the closing price of our stock on the last trading day before the date of grant (following this grant and pursuant to our stock incentive and compensation award policy, our grants have had an exercise price equal to the closing price of our stock on the date of grant);

•	vesting at the rate of 1/12 on the date that is 15 months after the grant date, and 1/12 on the same calendar date of each successive three-month period thereafter;

•	settlement upon exercise is in the form of shares of Jabil stock;

•	expiration 10 years from the grant date;

•	generally are exercisable, to the extent vested, for 30 days following termination of employment; and

•	vesting generally accelerates one year following a change of control if employment does not terminate.

A listing of the stock appreciation rights granted to our Named Executive Officers in fiscal 2008 appears in the Grants of Plan-Based Awards in Fiscal 2008 Table on pages 43-45. For additional information relating to the terms and conditions of stock appreciation rights, see the notes to the Outstanding Equity Awards at 2008 Fiscal Year End Table on pages 45-47.

Performance-Based Restricted Stock Awards

The financial measures for performance-based restricted stock awards granted in fiscal 2008 covering three-year performance periods are based upon (i) the compounded annual growth rate of Jabil’s core earnings per share for the three-year period of fiscal year 2008 through fiscal year 2010, and (ii) comparisons of the total shareholder return of Jabil to the total shareholder return of the Standard & Poor’s 500 Composite Stock Index during each of three two-month performance periods (August 1 through October 1) in 2008, 2009 and 2010.

We believe that using core earnings per share as a measure for performance-based restricted stock awards encourages our executives to focus on improving earnings over the long-term and that this aligns with our objective of creating sustainable long-term value for our stockholders. For fiscal 2008, the Compensation Committee established a target number of shares for each Named Executive Officer under his performance-based restricted stock award based on core earnings per share. Assuming that each of the Named Executive Officers remains a Jabil employee through the end of Jabil’s 2010 fiscal year, he will receive anywhere from 0% of the target shares listed in the Grants of Plan-Based Awards in Fiscal 2008 table (if the compounded annual growth rate in Jabil’s core earnings per share over the three year period beginning on September 1, 2007 and ending on August 31, 2010 is less than 5%) to 200% of the target shares (if the compounded annual growth rate in Jabil’s core earnings per share over the three year period beginning on September 1, 2007 and ending on August 31, 2010 is 21% or greater). The target compounded annual growth rate in Jabil’s core earnings per share over the three year period beginning on September 1, 2007 and ending on August 31, 2010 is 11%. Jabil defines “core earnings” as GAAP net income before amortization of intangibles, stock-based compensation expense, acquisition-related charges, restructuring and impairment charges and certain other income/loss, net of tax. Jabil defines “core earnings per share” as core earnings divided by the weighted average number of outstanding shares determined under GAAP. For additional information relating to the terms and conditions of performance shares, see the notes to the Grants of Plan-Based Awards in Fiscal 2008 Table on pages 43-45.

The use of total shareholder return as a performance measure for vesting of restricted stock awards directly aligns the interests of our executives with the interests of our shareholders. For fiscal 2008, the Compensation Committee established a target number of shares for each Named Executive Officer under his performance-based restricted stock award based on a comparison of Jabil total shareholder return to the total shareholder return of the Standard & Poor’s 500 Composite Stock Index during the performance measurement periods of August 1, 2008 through October 1, 2008, August 1, 2009 through October 1, 2009, and August 1, 2010 through October 1, 2010. Assuming that each of the Named Executive Officers remains a Jabil employee through the end of the applicable performance measurement period, he will receive either 0% of the target shares listed in the Grants of Plan-Based Awards in Fiscal 2008 Table (if the Jabil total shareholder return is less than 100% of the Standard & Poor’s 500 Composite Stock Index total shareholder return), 33.33% of the target shares listed in the Grants of Plan-Based Awards in Fiscal 2008 Table (if the Jabil total shareholder return is not less then 100% and not greater than 105%), or 50% of the target shares (if the Jabil total shareholder return is greater than 105% of the index total shareholder return). In no event shall the cumulative percentage vested during the three performance periods exceed 100%. The comparison will be made by assuming hypothetical investments of $100 in shares of Jabil and the index on the first day of each performance period and reinvestment of all dividends paid during the performance period. The Jabil total shareholder return during the performance period beginning August 1, 2008 and ending October 1, 2008 was less than 100% of the index total shareholder return, and therefore 0% of the target shares became vested during the 2008 performance period. For additional information relating to the terms and conditions of performance shares, see the notes to the Grants of Plan-Based Awards in Fiscal 2008 Table on pages 43-45.

For fiscal 2008, the Compensation Committee approved the grant of performance-based restricted stock awards to our Named Executive Officers for the three-year performance period covering fiscal years 2008 through 2010 as set forth in the Grants of Plan-Based Awards in Fiscal 2008 Table on pages 43-45.

Recovery of Executive Compensation

Jabil has not established any company policies or decisions regarding the adjustment or recovery of awards or payments if the relevant company performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Post-Employment Compensation

Severance Arrangements

Jabil’s Named Executive Officers do not have employment agreements. Accordingly, upon a termination, for cause, no cause, change of control or any other reason whatsoever, the applicable Named Executive Officer(s) shall only receive salary, annual incentive compensation and bonus earned to the date of termination, and shall be permitted to exercise vested stock options and stock appreciation rights in accordance with the applicable award agreements, unless Jabil decides at that time to voluntarily make some type of severance payment. From time to time, we have at the time of termination entered into severance payment agreements for various reasons, including obtaining agreements from departing employees not to compete with Jabil for specified periods of time.

Change in Control Severance Arrangements

Jabil’s Named Executive Officers do not have change in control severance agreements. However, all options, stock appreciation rights and restricted stock awards issued under Jabil’s 1992 Stock Option Plan and the 2002 Stock Incentive Plan provide that, in the event of a change in control of Jabil, any award outstanding under the 2002 Stock Incentive Plan on the date of such change in control that is not yet vested will become fully vested on the earlier of (i) the first anniversary of the date of such change in control, if the grantee’s continuous status as an employee or consultant of Jabil does not terminate prior to such anniversary, or (ii) the date of termination of the grantee’s continuous status as an employee or consultant of Jabil as a result of termination by Jabil or its successor without cause or resignation by the grantee for good reason. However, an award will not become fully vested due to a change in control if the grantee’s continuous status as an employee or consultant terminates as a result of termination by Jabil or its successor for cause or resignation by the grantee without good reason prior to the first anniversary of the date of such change in control.

The 2002 Stock Incentive Plan and the 1992 Stock Option Plan provide that, in the event of a proposed dissolution or liquidation of Jabil, all outstanding awards will terminate immediately before the consummation of such proposed action. The Board of Directors may, in the exercise of its sole discretion in such instances, declare that any option awarded under the 2002 Stock Incentive Plan or the 1992 Stock Option Plan, or stock appreciation right awarded under the 2002 Stock Incentive Plan, will terminate as of a date fixed by the Board of Directors and give each grantee the right to exercise his option or stock appreciation right as to all or any part of the stock covered by such award, including shares as to which the option or stock appreciation right would not otherwise be exercisable.

In the event of a merger of Jabil with or into another corporation, or the sale of substantially all of the assets of Jabil, each outstanding option awarded under the 2002 Stock Incentive Plan and the 1992 Stock Option Plan, and each stock appreciation right awarded under the 2002 Stock Incentive Plan, will be assumed or an equivalent option and stock appreciation right will be substituted by the successor corporation, unless otherwise determined by the Board of Directors in its discretion. If such successor or purchaser refuses to assume or provide a substitute for the outstanding options or stock appreciation rights, the 2002 Stock Incentive Plan and the 1992 Stock Option Plan provide for the acceleration of the exercisability and termination of all or some outstanding and unexercisable options and stock appreciation rights, unless otherwise determined by the Board of Directors in its discretion. In the event of the acquisition by any person, other than Jabil, of 50% or more of Jabil’s then outstanding securities, unless otherwise determined by the Board of Directors in its discretion, all outstanding options and stock appreciation rights which are vested and exercisable shall be terminated in exchange for a cash payment.

A summary of potential payments upon termination or change in control for our Named Executive Officers is set forth in the “Potential Payments Upon Termination or Change in Control” section of this proxy statement on pages 47-48.

401(k) and Retirement Programs

We maintain a 401(k) Retirement Plan (our “401(k) Plan”), which is a tax-qualified, defined contribution retirement plan available to our U.S.-based employees who have completed a 90-day period of service. Subject to applicable Internal Revenue Code limits, employees may generally contribute up to 15% of compensation until May 2008, when a plan amendment increased allowable contributions to up to 75% of eligible compensation. Through calendar year 2008, we make a matching contribution of up to 2% of eligible compensation depending upon which company entity is the employer. Effective January 1, 2009, our annual matching contribution increases to 100% of the first 3% of eligible compensation, plus 50% of the next 2% of eligible compensation. Additional contributions by Jabil may be made at the discretion of Jabil’s Board of Directors. We do not provide any other retirement benefits to our Named Executive Officers.

Nonqualified Deferred Compensation

Jabil does not provide a nonqualified deferred compensation arrangement for any of our Named Executive Officers.

Profit Sharing Plan

Jabil contributes to a profit sharing plan for all employees who have completed a 12-month period of service in which the employee has worked at least 1,000 hours.

Pension Plan

Jabil does not provide pension benefits for any of our Named Executive Officers.

Welfare and Other Benefits

We maintain welfare benefit programs for our U.S.-based employees, including medical and prescription coverage, dental and vision programs, short and long-term disability insurance, group life insurance and supplemental life insurance as well as customary vacation, leave of absence and other similar policies. Our Named Executive Officers are eligible to participate in these programs on the same basis as the rest of our salaried employees.

Perquisites

Generally, our executive officers receive perquisites that are generally available to our other salaried U.S. employees, such as contributions to our 401(k) Plan, contributions to our Profit Sharing Plan, and amounts paid on behalf of participating employees pursuant to our Employee Stock Purchase Plan, and have a relatively low incremental cost to us. For our 2008 fiscal year, our U.S.-based Named Executive Officers only received perquisites that are generally available to our salaried U.S. employees, and the total amount of such perquisites was relatively low (see those, for example, for Timothy L. Main, Forbes I.J. Alexander and Mark T. Mondello set forth in the Summary Compensation Table on pages 42-43 under the “All Other Compensation” column and the related notes). In addition, those Named Executive Officers whom we asked to relocate overseas also received “expatriate benefits” that are intended to compensate them for additional economic costs that each of them faced as a result of our requiring them to serve outside the U.S., for things such as housing, local transportation expenses and foreign income taxes resulting from providing services in such foreign jurisdiction (see those, for example, for John P. Lovato and William D. Muir set forth in the Summary Compensation Table on pages 42-43 under the “All Other Compensation” column and the related notes).

Policies Relating to Our Common Stock

Insider Trading Policy and Stock Ownership Guidelines

Our insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of security, whether issued by us or another company, while aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. We restrict trading by our officers and directors, as well as other categories of employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, to quarterly trading windows that begin at the close of business on the second trading day following the date of public disclosure of the financial results for the prior fiscal quarter or year and end on the first calendar day of the third fiscal month of the fiscal quarter. While we do not have a policy that specifically prohibits our executive officers from hedging the economic risk of stock ownership in our stock, we discourage our executive officers from entering into certain types of hedges with respect to our securities. In addition, federal securities laws prohibit our executive officers from selling “short” our stock.

Tax and Accounting Considerations

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally prohibits a public company from deducting compensation paid in any year to Named Executive Officers in excess of $1 million. Certain compensation is specifically exempt from the deduction limit to the extent it qualifies as “performance-based” under the qualification requirements established under Section 162(m). In evaluating whether to structure executive compensation components as qualified performance-based compensation and thus, tax deductible, the Compensation Committee considers the net cost to us, its ability to effectively administer executive compensation in the long-term interest of stockholders, and the specific corporate goal underlying the various items of compensation. Stock option grants and performance share awards made to executive officers under our Stock Incentive Plan and cash payments under our Annual Incentive Plan are structured generally to be fully deductible under Section 162(m). One reason for the Compensation Committee’s decision not to increase the CEO’s base salary for fiscal year 2008 was its intention to maximize his deductible performance-based compensation. The Compensation Committee believes, however, that it is important to preserve the flexibility in administering compensation programs in a manner designed to promote corporate goals. Accordingly, the Compensation Committee from time to time has approved elements of compensation that were consistent with the objectives of our executive compensation program, but that may not be fully deductible. For example, even though they were based upon specified individual performance measures, the incentive compensation awards approved by the Compensation Committee for some executive officers for fiscal year 2008 did not satisfy all of the requirements for the qualified performance-based compensation exception to the Section 162(m) deduction limit.

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. In general, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees so that they are either exempt from, or satisfy the requirements of, Section 409A. We believe we are currently operating such plans in compliance with Section 409A.

Accounting for Share-Based Compensation

Before we grant share-based compensation awards, we consider the accounting impact of the award as structured and other scenarios in order to analyze the expected impact of the award.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Jabil under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Jabil specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement. Based on its review and discussion, the Compensation Committee has recommended to the Board and the Board has approved, that this Compensation Discussion and Analysis be included in this proxy statement for the 2008 Annual Meeting of Shareholders and incorporated by reference in the company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2008.

By the Compensation Committee

Frank A. Newman, Chair
Mel S. Lavitt
Kathleen A. Walters

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our Named Executive Officers for the fiscal year ended August 31, 2008. The Named Executive Officers are our Chief Executive Officer and Chief Financial Officer, along with each of our next three most highly compensated executive officers, based upon their total compensation as reflected in the table below.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Timothy L. Main Chief Executive Officer, President and Director	2008 2007	1,000,000 1,000,000	1,350,310 1,346,065	964,853 1,012,366	155,925 345,488	20,029 19,698	3,491,117 3,723,617
Forbes I.J. Alexander Chief Financial Officer	2008 2007	500,000 475,000	478,200 463,417	299,120 311,259	51,975 134,269	12,706 7,778	1,342,001 1,391,723
Mark T. Mondello Chief Operating Officer	2008 2007	675,000 600,000	716,933 685,714	484,346 499,753	77,963 188,448	14,017 8,336	1,968,259 1,982,251
John P. Lovato Executive Vice President, Chief Executive Officer, Consumer Division	2008 2007	475,000 400,000	360,930 370,942	269,856 270,526	43,819 140,976	841,230 955,895	1,990,835 2,138,339
William D. Muir, Jr. Executive Vice President, Chief Executive Officer, EMS Division	2008 2007	475,000 400,000	369,863 370,942	269,856 262,737	43,819 140,976	249,950 404,358	1,408,488 1,579,013

(1)	The “Salary” column reflects the base salary for each of our Named Executive Officers, including salary increases effective on September 1, 2007.
(2)	Amounts shown under the “Stock Awards” column reflect the expense recognized by us for financial statement reporting purposes in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R (“FAS 123R”) for fiscal 2008. Amounts shown reflect the partial amortization of grants made in fiscal 2008 as well as the partial amortization of stock awards granted in prior years which were not yet fully vested. The assumptions used for the valuations are set forth in Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2008. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. See the Grants of Plan-Based Awards in Fiscal 2008 Table on pages 43-45 and the “Compensation Discussion and Analysis” for information with respect to stock grants made in fiscal 2008 and the Outstanding Equity Awards at 2008 Fiscal Year End Table on pages 45-47 with respect to stock awards made prior to fiscal 2008. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by the Named Executive Officers.
(3)	Amounts shown under the “Option Awards” column reflect the expense recognized by us for financial statement reporting purposes in accordance with FAS 123R for fiscal 2008 with respect to stock appreciation rights granted to Named Executive Officers. Amounts shown reflect partial amortization of stock appreciation rights grants made in fiscal 2008 as well as the partial amortization of stock options and stock appreciation rights granted in prior years which were not fully vested. We recognized expense ratably in monthly increments over the vesting period. The assumptions used for the valuations are set forth in Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2008. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. See the Grants of Plan-Based Awards in Fiscal 2008 Table on pages 43-45 and the “Compensation Discussion and Analysis” for information with respect to stock appreciation rights granted in fiscal 2008 and the Outstanding Equity Awards at 2008 Fiscal Year End Table on pages 45-47 for information with respect to options and stock appreciation rights granted prior to fiscal 2008. These amounts reflect our accounting for these stock option and stock appreciation rights grants and do not correspond to the actual values that may be recognized by the Named Executive Officers.
(4)	Amounts shown under the “Non-Equity Incentive Plan Compensation” column represent annual incentive award amounts under our Annual Incentive Plan for services performed in fiscal 2008. For additional information about our Annual Incentive Plan and these payouts see the “Compensation Discussion and Analysis” and the Grants of Plan-Based Awards in Fiscal 2008 Table on pages 43-45.

(5)	This column does not include any cash dividends paid on shares of restricted stock held by the Named Executive Officers during the 2008 fiscal year, as these dividends were reflected in the grant date fair value of each of the applicable restricted stock grants (as calculated under FAS 123R). The following table describes the components of the “All Other Compensation” column for fiscal 2008:

Name	Company Contributions to 401k Plan ($)	Profit Sharing ($)	Perquisites and Other Personal Benefits ($)		Expatriate Benefits ($)		Total ($)
Timothy L. Main	—	20,029	—		—		20,029	(a)
Forbes I.J. Alexander	3,705	9,001	—		—		12,706
Mark T. Mondello	1,246	12,195	576	(b)	—		14,017
John P. Lovato	3,524	8,534	—		829,172	(c)	841,230
William D. Muir, Jr.	2,740	8,540	346	(b)	238,324	(d)	249,950

(a)	Jabil maintains a golf club membership for business purposes. On a few occasions during the 2008 fiscal year, Mr. Main used the membership for personal purposes. As Mr. Main paid all incremental costs associated with such use, we have not included any amount in this table associated with such use.
(b)	Represents a benefit received by the executive officer as a result of Jabil paying certain expenses associated with such executive officer undergoing a physical examination at the Mayo Clinic.
(c)	This sum is equal to the following amounts paid by Jabil to Mr. Lovato, or to some third party on behalf of Mr. Lovato, as a result of his work assignment in Belgium:
(i)	$70,265 in connection with Mr. Lovato’s housing in Belgium.
(ii)	$83,734 in order to compensate Mr. Lovato for the difference in purchasing power between St. Petersburg, Florida and Belgium.
(iii)	$11,676 for Mr. Lovato’s car and other transportation expenses while in Belgium.
(iv)	$11,704 for travel expenses incurred by Mr. Lovato and his family in traveling from Belgium to St. Petersburg, Florida and then back to Belgium.
(v)	$9,751 in exchange rate equalization payments.
(vi)	$619,099 payment on behalf of Mr. Lovato of 2007 Belgium tax assessments resulting from him providing services to Jabil in Belgium.
(vii)	$21,434 to reimburse Mr. Lovato for his 2007 U.S. income taxes resulting from the benefits listed in (i) through (vi) above.
(viii)	$1,194 as a U.S. tax “gross-up” reimbursement for the additional Belgium income taxes owed by Mr. Lovato as a result of the benefits listed in (i) through (vi) above.
(ix)	$315 as a U.S. tax “gross-up” reimbursement for the additional U.S. income taxes owed by Mr. Lovato as a result of the benefit listed in (vii) above.
(d)	This sum is equal to the following amounts paid by Jabil to Mr. Muir, or to some third party on behalf of Mr. Muir, as a result of his work assignment in Singapore:
(i)	$178,576 in connection with Mr. Muir’s housing and utilities in Singapore.
(ii)	$16,106 for Mr. Muir’s car and other transportation expenses while in Singapore.
(iii)	$32,742 payment on behalf of Mr. Muir of 2007 Singapore income taxes resulting from him providing services to Jabil in Singapore.
(iv)	$7,644 to reimburse Mr. Muir for his 2007 U.S. income taxes resulting from the benefits listed in (i) through (iii) above.
(v)	$631 as a U.S. tax “gross-up” reimbursement for the additional Singapore income taxes owed by Mr. Muir as a result of the benefits listed in (i) through (iii) above.
(vi)	$2,626 as a tax “gross-up” reimbursement for the additional U.S. income taxes owed by Mr. Muir as a result of the benefit listed in (iv) above.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2008

The following table provides information about cash and equity incentive compensation awarded to our Named Executive Officers in fiscal 2008, including: (1) the grant date of equity awards; (2) the range of possible cash payouts under our Annual Incentive Plan for fiscal 2008 performance; (3) the range of performance-based restricted stock shares that may be earned in respect of the fiscal 2008 to fiscal 2010 performance period; (4) the number and exercise price of stock appreciation rights grants; and (5) the grant date fair value of the performance-based restricted stock and stock appreciation rights computed under FAS 123R.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Underlying Options (3)	Exercise or Base Price of Option Awards ($/Share)(4)	Market Price of Jabil Stock on Grant Date (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Timothy L. Main	10/24/07 10/24/07	162,000	1,350,000	2,700,000	37,200 31,000	93,000 93,000	186,000 93,000	37,000	21.56	21.03 21.03	3,653,340
Forbes I.J. Alexander	10/24/07 10/24/07	54,000	450,000	900,000	12,000 10,000	30,000 30,000	60,000 30,000	15,000	21.56	21.03 21.03	1,205,250
Mark T. Mondello	10/24/07 10/24/07	81,000	675,000	1,350,000	20,000 16,667	50,000 50,000	100,000 50,000	20,000	21.56	21.03 21.03	1,965,100
John P. Lovato	10/24/07 10/24/07	51,300	427,500	855,000	10,000 6,667	25,000 20,000	50,000 20,000	25,000	21.56	21.03 21.03	1,039,600
William D. Muir, Jr.	10/24/07 10/24/07	51,300	427,500	855,000	10,000 6,667	25,000 20,000	50,000 20,000	25,000	21.56	21.03 21.03	1,012,800

(1)	The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column shows the range of possible cash payouts under our Annual Incentive Plan in respect of fiscal 2008 performance. If performance is below threshold then no amounts will be paid. For additional information related to the annual cash incentive awards including performance targets, measures and weighting, see the “Compensation Discussion and Analysis” section of this proxy statement.
(2)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of shares that may be earned in respect of performance-based restricted stock awards granted under our 2002 Stock Incentive Plan in fiscal 2008 for the three-year performance period covering fiscal years 2008 through 2010. For additional information related to the performance measures and targets, see the “Compensation Discussion and Analysis” section of this proxy statement. During the performance period, cash dividend payments are paid to each Named Executive Officer other than Mr. Lovato in an amount equal to dividends paid on our common stock. In order to avoid adverse foreign tax consequences, the performance-based restricted stock awards granted to Mr. Lovato do not provide rights to dividends. A Named Executive Officer must remain employed with us through the last day of the performance period to earn an award. See the “Potential Payments Upon Termination or Change in Control” section of this proxy statement on pages 47-48 for treatment of performance-based restricted stock upon a change in control.
(3)	The “All Other Option Awards: Number of Securities Underlying Options” column shows the stock appreciation rights granted to our Named Executive Officers during fiscal 2008. These stock appreciation rights vest 1/12 on the date that is one year and three months after the grant date, and an additional 1/12 on the same calendar date of each successive three-month period thereafter. These stock appreciation rights expire no later than 10 years from the date of grant. See the “Potential Payments Upon Termination or Change in Control” section of this proxy statement on pages 47-48 for treatment of stock appreciation rights upon a change in control. For additional information related to the terms and conditions of the stock appreciation rights granted by Jabil, see the Outstanding Equity Awards at 2008 Fiscal Year End Table on pages 45-47.
(4)	The “Exercise or Base Price of Option Awards” column shows the base price for the stock appreciation rights granted, which was the closing price of Jabil’s common stock on October 23, 2007. The grants were approved by the Compensation Committee on October 24, 2007 using the closing price on October 23, 2007, in accordance with the terms of our 2002 Stock Incentive Plan as in effect prior to October 25, 2007, which defined “fair market value” of Jabil’s common stock as of any date as the closing sales price for the common stock on the last trading day before the date of grant.
(5)	The “Grant Date Fair Value of Stock and Option Awards” column shows the full grant date fair value of the performance-based restricted stock and stock appreciation rights granted to the Named Executive Officers in fiscal 2008. The grant date fair value of the awards is determined under FAS 123R and represents the amount we would expense in our financial statements over the vesting schedule for the awards. In accordance with SEC rules, the amounts in this column reflect the actual FAS 123R accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions. The assumptions used for determining values are set forth in Note 12 to our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2008. The amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR END

The following table provides information regarding outstanding unexercised stock options (including stock appreciation rights) and unvested stock awards held by each of our Named Executive Officers as of August 31, 2008. Each grant of options or unvested stock awards is shown separately for each Named Executive Officer. The vesting schedule for each award of options is shown following this table based on the option grant date.

	Option Awards					Stock Awards
Name	Option Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(5)
Timothy L. Main	10/20/1999	141,600	—	23.09	10/20/2009	—	—	—	—
	10/12/2000	141,900	—	42.75	10/12/2010	—	—	—	—
	9/21/2001	198,900	—	15.00	9/21/2011	—	—	—	—
	10/17/2002	115,600	—	12.95	10/17/2012	—	—	—	—
	10/2/2003	105,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	65,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	105,000	—	24.02	10/20/2014	50,000	843,000	—	—
	10/25/2005	81,666	58,334	30.05	10/24/2015	—	—	—	—
	10/26/2006	34,999	105,001	29.31	10/25/2016	—	—	80,000	1,348,800
	10/24/2007	—	37,000	21.56	10/23/2017	—	—	186,000	3,135,960

Mark T. Mondello	11/17/1998	80,000	—	12.21	11/17/2008	—	—	—	—
	10/20/1999	30,000	—	23.09	10/20/2009	—	—	—	—
	10/12/2000	28,300	—	42.75	10/12/2010	—	—	—	—
	9/21/2001	101,600	—	15.00	9/21/2011	—	—	—	—
	10/17/2002	74,800	—	12.95	10/17/2012	—	—	—	—
	10/2/2003	75,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	50,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	120,000	—	24.02	10/20/2014	25,000	421,500	—	—
	10/11/2005	43,086	21,544	29.79	10/10/2015	—	—	—	—
	10/26/2006	18,733	56,200	29.31	10/25/2016	—	—	42,712	720,124
	10/24/2007	—	20,000	21.56	10/23/2017	—	—	100,000	1,686,000

Forbes I.J. Alexander	10/20/1999	20,000	—	23.09	10/20/2009	—	—	—	—
	10/12/2000	13,100	—	42.75	10/12/2010	—	—	—	—
	10/17/2002	11,592	—	12.95	10/17/2012	—	—	—	—
	10/2/2003	50,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	15,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	65,000	—	24.02	10/20/2014	25,000	421,500	—	—
	10/11/2005	25,691	12,846	29.79	10/10/2015	—	—	—	—
	10/26/2006	11,440	34,323	29.31	10/25/2016	—	—	26,085	439,793
	10/24/2007	—	15,000	21.56	10/23/2017	—	—	60,000	1,011,600

John P. Lovato	10/12/2000	19,900	—	42.75	10/12/2010	—	—	—	—
	10/17/2002	21,592	—	12.95	10/17/2012	—	—	—	—
	10/2/2003	65,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	50,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	65,000	—	24.02	10/20/2014	20,000	337,200	—	—
	10/11/2005	21,409	10,705	29.79	10/10/2015	—	—	—	—
	10/26/2006	9,031	27,097	29.31	10/25/2016	—	—	20,593	347,198
	10/24/2007	—	25,000	21.56	10/23/2017	—	—	45,000	758,700

	Option Awards					Stock Awards
Name	Option Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(5)
William D. Muir, Jr.	10/20/1999	17,000	—	23.09	10/20/2009	—	—	—	—
	12/22/2000	10,500	—	21.38	12/22/2010	—	—	—	—
	9/21/2001	30,786	—	15.00	9/21/2011	—	—	—	—
	9/21/2001	214	—	24.85	9/21/2011	—	—	—	—
	10/17/2002	64,400	—	12.95	10/17/2012	—	—	—	—
	10/2/2003	50,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	15,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	65,000	—	24.02	10/20/2014	20,000	337,200	—	—
	10/11/2005	21,409	10,705	29.79	10/10/2015	—	—	—	—
	10/26/2006	9,031	27,097	29.31	10/25/2016	—	—	20,593	347,198
	10/24/2007	—	25,000	21.56	10/23/2017	—	—	45,000	758,700

(1)	The options include incentive stock options, nonqualified stock options and stock appreciation rights. The exercise or base price for all grants is the closing price of a share of our common stock on the last trading day before the date of grant, in accordance with the terms of our equity incentive plans as in effect prior to October 25, 2007. The exercise price of stock options may be paid in cash and/or shares of our common stock, or an option holder may use “broker assisted cashless exercise” procedures. All stock appreciation rights are settled in shares of our common stock. In the event of termination of employment for any reason, stock options and stock appreciation rights may be exercised only to the extent they were vested on the date of termination. In the event of termination for any reason other than death or disability, stock options and stock appreciation rights may be exercised during the 30-day period following termination. In the event of death or disability, stock options and stock appreciation rights remain exercisable for a period of 12 months. The following table details the vesting schedule for stock option and stock appreciation rights grants based upon the grant date. In general, stock options and stock appreciation rights expire 10 years from the date of grant.

Grant Date	Vesting
9/1/1998, 11/17/1998, 10/20/1999, 10/12/2000, 12/12/2000, 10/17/2002, 10/2/2003	Options vested at a rate of 12% after the first six months (on March 1, 1999; May 17, 1999; April 20, 2000; April 12, 2001; June 12, 2001; April 17, 2003; and April 2, 2004, respectively) and 2% per month thereafter, becoming fully vested after a 50-month period (on November 1, 2002; January 17, 2003; December 20, 2003; December 12, 2004; February 12, 2005; December 17, 2006; and December 2, 2007, respectively).

12/16/2003	Options vest upon the earlier of 7 years (on December 16, 2010) or satisfaction of specific performance goals. The performance goals associated with this grant are based upon the Company’s total shareholder return compared to peer group companies.

10/20/2004	Options vest at a rate of 12% after the first six months (on April 20, 2005) and 2% per month thereafter, becoming fully vested after a 50-month period (on December 20, 2008).

10/11/2005	Stock appreciation rights vest at a rate of one-twelfth fifteen months after the grant date (on January 11, 2007) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on October 11, 2009).

10/26/2006	Stock appreciation rights vest at a rate of one-twelfth fifteen months after the grant date (on January 26, 2008) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on October 26, 2010).

10/24/2007	Stock appreciation rights vest at a rate of one-twelfth fifteen months after the grant date (on January 24, 2009) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on October 24, 2011).

(2)	These are grants of shares under a time accelerated restricted stock appreciation program (TARSAP). Shares vest and will cease being restricted upon the earlier of 5 years from the date of grant or satisfaction of specific performance goals. During the restriction period of restricted stock, the holder may exercise full voting rights, but may not transfer or otherwise dispose of such shares. Dividends are paid in cash on shares of restricted stock in an amount equal to the dividend payments on our common stock. Upon termination of employment for any reason prior to full vesting, unvested shares of restricted stock are forfeited. See the “Potential Payments Upon Termination or Change in Control” section of this proxy statement on pages 47-48 for treatment of restricted stock upon a change in control.
(3)	The market value shown was determined by multiplying the number of shares of stock that have not vested by $16.86, the closing market price of Jabil common stock on August 31, 2008.
(4)	These amounts represent the number of shares of performance-based restricted stock granted in (a) fiscal 2006 with a three-year performance period covering fiscal years 2006 through 2008, (b) fiscal 2007 with a three-year performance period covering fiscal years 2007 through 2009 and (c) 2008 with a three-year performance period covering fiscal years 2008 through 2010. The number of shares and related values as of August 31, 2008 represent the award that was granted at target. Actual results may cause our Named Executive Officers to earn more or fewer shares. All performance-based restricted stock shares awarded to each Named Executive Officer other than those awarded to Mr. Lovato in fiscal year 2008 provide for the payment of cash dividends in an amount equal to the dividend payments on our common stock. In order to avoid adverse foreign tax consequences, the performance-based restricted stock awards granted to Mr. Lovato in fiscal year 2008 do not provide rights to dividends. For more information regarding performance-based restricted stock, see the Grants of Plan-Based Awards in Fiscal 2008 Table on pages 43-45 and the “Compensation Discussion and Analysis” section of this proxy statement.
(5)	The market value shown was determined by multiplying the number of unearned performance-based restricted stock shares (at target) by $16.86, the closing market price of Jabil common stock on August 31, 2008.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2008

The following table provides information for each of our Named Executive Officers regarding stock option and stock appreciation rights exercises during fiscal 2008, including the number of shares acquired upon exercise and the value realized. In addition, please note that none of our Named Executive Officers acquired any shares upon the vesting of stock awards during fiscal 2008.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Timothy L. Main	—	—
Forbes I.J. Alexander	—	—
Mark T. Mondello	25,240	271,204
John P. Lovato	—	—
William D. Muir, Jr.	—	—

(1)	The value realized upon the exercise of stock options and stock appreciation rights is the difference between the exercise or base price and the market price of our common stock upon exercise for each option or stock appreciation right. The value realized was determined without considering any taxes that were owed upon exercise.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

Jabil’s Named Executive Officers do not have employment agreements. Accordingly, upon a termination, for cause, no cause, change of control or any other reason whatsoever, the applicable Named Executive Officer(s) shall only receive salary and bonus earned to the date of termination, unless Jabil decides at that time to voluntarily make some type of severance payment. The effect of termination on equity awards of the Named Executive Officers is described in the table below and in “Change in Control Severance Arrangements” on pages 38-39.

If termination of a Named Executive Officer’s employment were to occur for a reason other than a change in control, then such Named Executive Officer would not receive any additional amounts. The following table sets forth the additional amounts that could have been realized by each Named Executive Officer if termination of his employment were to occur as of August 31, 2008 as a result of a change in control, based on the closing price of Jabil’s common stock on such date. The value we give below for options and SARs (which we refer to below as net market value) is equal to the number of unvested options and SARs on August 31, 2008 multiplied by the difference between the closing price on such date and the exercise price for such options and SARs.

Termination Scenarios

Timothy L. Main	Change in Control
Salary	$0
Bonus	$0
Stock Options and SARs	The accelerated vesting of all unvested options and SARs will occur as described above. Options and SARs with a net market value of $0 would vest.
Restricted Stock	The accelerated vesting of all unvested restricted shares will occur as described above. Restricted shares with a market value of $10,942,140 would vest.

Forbes I.J. Alexander	Change in Control
Salary	$0
Bonus	$0
Stock Options and SARs	The accelerated vesting of all unvested options and SARs will occur as described above. Options and SARs with a net market value of $0 would vest.
Restricted Stock	The accelerated vesting of all unvested restricted shares will occur as described above. Restricted shares with a market value of $3,559,180 would vest.

Mark T. Mondello	Change in Control
Salary	$0
Bonus	$0
Stock Options and SARs	The accelerated vesting of all unvested options and SARs will occur as described above. Options and SARs with a net market value of $0 would vest.
Restricted Stock	The accelerated vesting of all unvested restricted shares will occur as described above. Restricted shares with a market value of $5,632,960 would vest.

John P. Lovato	Change in Control
Salary	$0
Bonus	$0
Stock Options and SARs	The accelerated vesting of all unvested options and SARs will occur as described above. Options and SARs with a net market value of $0 would vest.
Restricted Stock	The accelerated vesting of all unvested restricted shares will occur as described above. Restricted shares with a market value of $2,829,041 would vest.

William D. Muir, Jr.	Change in Control
Salary	$0
Bonus	$0
Stock Options and SARs	The accelerated vesting of all unvested options and SARs will occur as described above. Options and SARs with a net market value of $0 would vest.
Restricted Stock	The accelerated vesting of all unvested restricted shares will occur as described above. Restricted shares with a market value of $2,829,041 would vest.

DIRECTOR COMPENSATION

From the beginning of the 2008 fiscal year through October 24, 2007, non-employee directors received the following annual compensation, payable quarterly: $52,500 for serving as a member of the Board of Directors; $10,000 for serving as a non-chair member of the Audit Committee; $20,000 for serving as chair of the Audit Committee; $5,000 for serving as a non-chair member of the Compensation Committee; $10,000 for serving as the chair of the Compensation Committee; $5,000 for serving as a non-chair member of the Nominating and Corporate Governance Committee; and $10,000 for serving as the chair of the Nominating and Corporate Governance Committee. For the remainder of the 2008 fiscal year, non-employee directors received the following annual compensation, payable quarterly: $56,000 for serving as a member of the Board of Directors; $10,000 for serving as a non-chair member of the Audit Committee; $20,000 for serving as chair of the Audit Committee; $5,000 for serving as a non-chair member of the Compensation Committee; $10,000 for serving as the chair of the Compensation Committee; $5,000 for serving as a non-chair member of the Nominating and Corporate Governance Committee; and $10,000 for serving as the chair of the Nominating and Corporate Governance Committee. No director currently receives any additional cash compensation for attendance at Board of Directors or committee meetings. Directors are entitled to reimbursement for expenses incurred in connection with their attendance at Board of Directors and committee meetings. In addition, non-employee directors are also eligible to receive awards under Jabil’s 2002 Stock Incentive Plan. For the 2008 fiscal year, each non-employee director received a restricted stock award of 10,750 shares of Jabil’s common stock, 1/8th of which vest every six months.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Laurence S. Grafstein	62,981	220,375	283,356
Mel S. Lavitt	75,481	220,375	295,856
Timothy L. Main	—	—	—
William D. Morean	55,481	220,375	275,856
Lawrence J. Murphy	62,981	220,375	283,356
Frank A. Newman	80,481	220,375	300,856
Steven A. Raymund	82,981	220,375	303,356
Thomas A. Sansone	60,481	220,375	280,856
Kathleen A. Walters	60,481	220,375	280,856

RELATED PARTY TRANSACTIONS

Related Party Transactions Policy

Our Board of Directors has adopted a written policy governing the approval of related party transactions. “Related Party Transactions” are transactions in which Jabil is a participant, the amount involved exceeds $120,000 and a “related party” had, has or will have a direct or indirect material interest. “Related parties” are Jabil’s directors (including any nominees for election as directors), its executive officers, any stockholder who beneficially owns more than 5% of Jabil’s outstanding common stock and any firm, corporation, charitable organization or other entity in which any of the persons listed above is an officer, general partner or principal or in a similar position or in which the person has a beneficial ownership interest of 10% or more. Under the Related Party Transactions Policy, Jabil’s General Counsel (or its Chief Executive Officer if the related party is the General Counsel or an immediate family member of the General Counsel’s) will review potential Related Party Transactions to determine if they are subject to the Policy. If so, the transaction will be referred to the Audit Committee for approval or ratification. If, however, the General Counsel determines that it is not practical to wait until the next Audit Committee meeting, the Audit Committee’s chair shall have the authority to act on behalf of the Audit Committee in approving or ratifying a Related Party Transaction (unless the Audit Committee chair is a Related Party in the Related Party Transaction). In determining whether to approve a Related Party Transaction, the Audit Committee (or, as applicable, the Audit Committee chair) will consider, among other things, the benefits of the transaction to Jabil, the potential effect of entering into the transaction on a director’s independence, the availability of other sources for the products or services, the terms of the transaction and the terms available to unrelated third parties generally. The Audit Committee has authority to administer the Related Party Transactions Policy and to amend it as appropriate.

Related Party Transactions

From the beginning of its 2008 fiscal year until the date of filing this proxy statement, Jabil was a party to an arm’s-length agreement, in compliance with Federal Aviation Administration Rules, with an entity (“Indigo”) controlled by William D. Morean, a director of Jabil, for Jabil’s use of Indigo’s aircraft for Jabil’s business purposes. This agreement has proven to be beneficial for Jabil in that it enables Jabil access to Indigo’s aircraft when Jabil’s aircraft is either inappropriate or unavailable for its desired business use. Under the agreement, Jabil paid market competitive hourly rental rates and certain ancillary costs incurred while the aircraft was being used by Jabil, such as fuel, oil, landing fees, etc. Jabil did not pay for Mr. Morean’s personal use of the aircraft. From the beginning of its 2008 fiscal year until the date of filing this proxy statement, Jabil paid approximately $31,000 for its use of Indigo’s aircraft. Mr. Morean and Indigo also had an agreement with Jabil at market competitive rates for the limited use of Jabil’s flight crew to operate a non-Jabil aircraft for non-Jabil use and for maintenance scheduling fees. From the beginning of its 2008 fiscal year until the date of filing this proxy statement, Mr. Morean and Indigo paid Jabil approximately $171,000 for such flight crew’s services and maintenance scheduling attributable to Indigo’s aircraft (approximately $34,000 of which was paid during the 2009 fiscal year). Jabil and Indigo also insure their respective aircraft under a mutual policy, which enabled Jabil to take advantage of a quantity discount for aircraft insurance and pay less for its aircraft insurance than it would pay without the Indigo aircraft on the policy. From the beginning of its 2008 fiscal year until the date of filing this proxy statement, Jabil paid approximately $63,000 for the portion of the cost of the policy attributable to Indigo’s aircraft, which was subsequently reimbursed by Indigo.

From the beginning of its 2008 fiscal year until the date of filing this proxy statement, Thomas A. Sansone, a director of Jabil, and Tomcat (an entity controlled by Mr. Sansone) had an agreement with Jabil at market-competitive rates for the limited use of Jabil’s flight crew to operate a non-Jabil aircraft for non-Jabil use. From the beginning of the 2008 fiscal year until the date of filing this proxy statement, Tomcat paid Jabil approximately $121,100 for such flight crew’s services (approximately $25,000 of which was paid during the 2009 fiscal year).

Mr. Charles A. Main, a brother of Timothy L. Main, the Chief Executive Officer, President and a director of Jabil, is employed by Jabil’s EMS division as a Business Unit Director and his compensation for the 2008 fiscal year consisted of the following items: a base salary of $126,615, grants of performance-based restricted shares and stock-settled stock appreciation rights (Jabil’s fiscal year 2008 expense calculated under FAS 123R for all of Mr. Main’s awards, which were awarded to him in the 2008 fiscal year and prior fiscal years, was $117,379), a bonus of $130,000, a $5,366 contribution by Jabil on his behalf to his 401k plan, $11,272 as a result of his participation in Jabil’s Profit Sharing Plan and $322,252 for costs associated with his expatriate assignment outside of the U.S. and certain associated taxes (for total compensation of $712,884).

OTHER PROCEDURAL MATTERS

Jabil knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as Jabil may recommend.

Jabil’s Annual Report on Form 10-K, as filed by Jabil with the SEC (excluding exhibits), is a portion of the Annual Report that is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, such Annual Report, including the Annual Report on Form 10-K is not to be considered part of this proxy solicitation material.

THE BOARD OF DIRECTORS

St. Petersburg, Florida

December 17, 2008

APPENDIX A

JABIL CIRCUIT, INC.

2002 STOCK INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Stock Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants, and to promote the success of the Company’s business. Awards granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Stock Awards, Performance Units, Performance Shares or Stock Appreciation Rights.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any Committee or person as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Law” means the legal requirements relating to the administration of the Plan under applicable federal, state, local and foreign corporate, tax and securities laws, and the rules and requirements of any stock exchange or quotation system on which the Common Stock is listed or quoted.

(c) “Award” means an Option, Stock Appreciation Right, Stock Award, Performance Unit or Performance Share granted under the Plan.

(d) “Award Agreement” means the agreement, notice and/or terms or conditions by which an Award is evidenced, documented in such form (including by electronic communication) as may be approved by the Administrator.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the happening of any of the following:

(i) When any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, a Subsidiary or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii) The occurrence of a transaction requiring stockholder approval, and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation.

(g) “Change in Control Price” means, as determined by the Board,

(i) the highest Fair Market Value of a Share within the 60 day period immediately preceding the date of determination of the Change in Control Price by the Board (the “60-Day Period”), or

(ii) the highest price paid or offered per Share, as determined by the Board, in any bona fide transaction or bona fide offer related to the Change in Control of the Company, at any time within the 60-Day Period, or

(iii) some lower price as the Board, in its discretion, determines to be a reasonable estimate of the fair market value of a Share.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

(j) “Common Stock” means the Common Stock, $.001 par value, of the Company.

(k) “Company” means Jabil Circuit, Inc., a Delaware corporation.

(l) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services, including without limitation non-Employee Directors who are paid only a director’s fee by the Company or who are compensated by the Company for their services as non-Employee Directors. In addition, as used herein, “consulting relationship” shall be deemed to include service by a non-Employee Director as such.

(m) “Continuous Status as an Employee or Consultant” means that the employment or consulting relationship is not interrupted or terminated by the Company, any Parent or Subsidiary. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of (i) any leave of absence approved in writing by the Board, an Officer, or a person designated in writing by the Board or an Officer as authorized to approve a leave of absence, including sick leave, military leave, or any other personal leave; provided, however, that for purposes of Incentive Stock Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company policies) or statute, or (ii) transfers between locations of the Company or between the Company, a Parent, a Subsidiary or successor of the Company; or (iii) a change in the status of the Grantee from Employee to Consultant or from Consultant to Employee.

(n) “Covered Stock” means the Common Stock subject to an Award.

(o) “Date of Grant” means the date on which the Administrator makes the determination granting the Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Grantee within a reasonable time after the Date of Grant.

(p) “Date of Termination” means the date on which a Grantee’s Continuous Status as an Employee or Consultant terminates.

(q) “Director” means a member of the Board.

(r) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(s) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is quoted on the NASDAQ System (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(v) “Grantee” means an individual who has been granted an Award.

(w) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(x) “Mature Shares” means Shares for which the holder thereof has good title, free and clear of all liens and encumbrances, and that such holder either (i) has held for at least six months or (ii) has purchased on the open market.

(y) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa) “Option” means a stock option granted under the Plan.

(bb) “Parent” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company holds at least 50 percent of the voting shares of one of the other corporations in such chain.

(cc) “Performance Period” means the time period during which the performance goals established by the Administrator with respect to a Performance Unit or Performance Share, pursuant to Section 9 of the Plan, must be met.

(dd) “Performance Share” has the meaning set forth in Section 9 of the Plan.

(ee) “Performance Unit” has the meaning set forth in Section 9 of the Plan.

(ff) “Plan” means this 2002 Stock Incentive Plan.

(gg) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(hh) “Share” means a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

(ii) “Stock Appreciation Right” or “SAR” has the meaning set forth in Section 7 of the Plan.

(jj) “Stock Grant” means Shares that are awarded to a Grantee pursuant to Section 8 of the Plan.

3. Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan and except as otherwise provided in this Section 3, the maximum aggregate number of Shares that may be subject to Awards under the Plan since the Plan became effective is 33,608,726, which includes Shares that were available on August 31, 2008 to be subject to future Awards, plus Shares that were subject to Awards on August 31, 2008, and all Shares issued prior to August 31, 2008. The Shares may be authorized, but unissued, or reacquired Common Stock.

If an Award expires or becomes unexercisable without having been exercised in full the remaining Shares that were subject to the Award shall become available for future Awards under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, if the payment upon exercise of a SAR is in the form of Shares, the Shares subject to the SAR shall be counted against the available Shares as one Share for every Share subject to the SAR, regardless of the number of Shares used to settle the SAR upon exercise.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan may be administered by different bodies with respect to different groups of Employees and Consultants. Except as provided below, the Plan shall be administered by (A) the Board or (B) a committee designated by the Board and constituted to satisfy Applicable Law.

(ii) Rule 16b-3. To the extent the Board or the Committee considers it desirable for transactions relating to Awards to be eligible to qualify for an exemption under Rule 16b-3, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii) Section 162(m) of the Code. To the extent the Board or the Committee considers it desirable for compensation delivered pursuant to Awards to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Section 162(m) of the Code.

(iv) Authorization of Officers to Grant Options. In accordance with Applicable Law, the Board may, by a resolution adopted by the Board, authorize one or more Officers to designate Officers and Employees (excluding the Officer so authorized) to be Grantees of Options and determine the number of Options to be granted to such Officers and Employees; provided, however, that the resolution adopted by the Board so authorizing such Officer or Officers shall specify the total number and the terms (including the exercise price, which may include a formula by which such price may be determined) of Options such Officer or Officers may so grant.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee or an Officer, subject to the specific duties delegated by the Board to such Committee or Committee, the Administrator shall have the authority, in its sole and absolute discretion:

(i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(u) of the Plan;

(ii) to select the Consultants and Employees to whom Awards will be granted under the Plan;

(iii) to determine whether, when, to what extent and in what types and amounts Awards are granted under the Plan;

(iv) to determine the number of shares of Common Stock to be covered by each Award granted under the Plan;

(v) to determine the forms of Award Agreements, which need not be the same for each grant or for each Grantee, and which may be delivered electronically, for use under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted under the Plan. Such terms and conditions, which need not be the same for each grant or for each Grantee, include, but are not limited to, the exercise price, the time or times when Options and SARs may be exercised (which may be based on performance criteria), the extent to which vesting is suspended during a leave of absence, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator shall determine;

(vii) to construe and interpret the terms of the Plan and Awards;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limiting the generality of the foregoing, rules and regulations relating to the operation and administration of the Plan to accommodate the specific requirements of local and foreign laws and procedures;

(ix) to modify or amend each Award (subject to Section 13 of the Plan). However, the Administrator may not modify or amend any outstanding Option so as to specify a lower exercise price or accept the surrender of an outstanding Option and authorize the granting of a new Option with a lower exercise price in substitution for such surrendered Option;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to determine the terms and restrictions applicable to Awards;

(xii) to make such adjustments or modifications to Awards granted to Grantees who are Employees of foreign Subsidiaries as are advisable to fulfill the purposes of the Plan or to comply with Applicable Law;

(xiii) to delegate its duties and responsibilities under the Plan with respect to sub-plans applicable to foreign Subsidiaries, except its duties and responsibilities with respect to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act;

(xiv) to provide any notice or other communication required or permitted by the Plan in either written or electronic form; and

(xv) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Grantees and any other holders of Awards.

5. Eligibility and General Conditions of Awards.

(a) Eligibility. Awards other than Incentive Stock Options may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee or Consultant who has been granted an Award may be granted additional Awards.

(b) Maximum Term. Subject to the following provision, the term during which an Award may be outstanding shall not extend more than ten years after the Date of Grant, and shall be subject to earlier termination as specified elsewhere in the Plan or Award Agreement; provided, however, that any deferral of a cash payment or of the delivery of Shares that is permitted or required by the Administrator pursuant to Section 10 of the Plan may, if so permitted or required by the Administrator, extend more than ten years after the Date of Grant of the Award to which the deferral relates.

(c) Award Agreement. To the extend not set forth in the Plan, the terms and conditions of each Award, which need not be the same for each grant or for each Grantee, shall be set forth in an Award Agreement. The Administrator, in its sole and absolute discretion, may require as a condition to any Award Agreement’s effectiveness that the Award Agreement be executed by the Grantee, including by electronic signature or other electronic indication of acceptance, and that the Grantee agree to such further terms and conditions as specified in the Award Agreement.

(d) Termination of Employment or Consulting Relationship. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates (other than upon the Grantee’s death or Disability), then, unless otherwise provided by the Award Agreement, and subject to Section 11 of the Plan:

(i) the Grantee may exercise his or her unexercised Option or SAR, but only within such period of time as is determined by the Administrator, and only to the extent that the Grantee was entitled to exercise it at the Date of Termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement). In the case of an Incentive Stock Option, the Administrator shall determine such period of time (in no event to exceed three months from the Date of Termination) when the Option is granted. If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan. If, after the Date of Termination, the Grantee does not exercise his or her Option or SAR within the time specified by the Administrator, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan. An Award Agreement may also provide that if the exercise of an Option following the Date of Termination would be prohibited at any time because the issuance of Shares would violate Company policy regarding compliance with Applicable Law, then the exercise period shall terminate on the earlier of (A) the expiration of the term of the Option set forth in Section 6(b) of the Plan or (B) the expiration of a period of 10 days after the Date of Termination during which the exercise of the Option would not be in violation of such requirements;

(ii) the Grantee’s Stock Awards, to the extent forfeitable immediately before the Date of Termination, shall thereupon automatically be forfeited;

(iii) the Grantee’s Stock Awards that were not forfeitable immediately before the Date of Termination shall promptly be settled by delivery to the Grantee of a number of unrestricted Shares equal to the aggregate number of the Grantee’s vested Stock Awards;

(iv) any Performance Shares or Performance Units with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination.

(e) Disability of Grantee. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates as a result of the Grantee’s Disability, then, unless otherwise provided by the Award Agreement:

(i) the Grantee may exercise his or her unexercised Option or SAR at any time within 12 months from the Date of Termination, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the Date of Termination (but in no event later than the expiration of the term of the Option or SAR as set forth in the Award Agreement). If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan. If, after the Date of Termination, the Grantee does not exercise his or her Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan.

(ii) the Grantee’s Stock Awards, to the extent forfeitable immediately before the Date of Termination, shall thereupon automatically be forfeited;

(iii) the Grantee’s Stock Awards that were not forfeitable immediately before the Date of Termination shall promptly be settled by delivery to the Grantee of a number of unrestricted Shares equal to the aggregate number of the Grantee’s vested Stock Awards;

(iv) any Performance Shares or Performance Units with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination.

(f) Death of Grantee. In the event of the death of an Grantee, then, unless otherwise provided by the Award Agreement,

(i) the Grantee’s unexercised Option or SAR may be exercised at any time within 12 months following the date of death (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement), by the Grantee’s estate or by a person who acquired the right to exercise the Option or SAR by bequest or inheritance, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the date of death. If, at the time of death, the Grantee was not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall immediately revert to the Plan. If, after death, the Grantee’s estate or a person who acquired the right to exercise the Option or SAR by bequest or inheritance does not exercise the Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan.

(ii) the Grantee’s Stock Awards, to the extent forfeitable immediately before the date of death, shall thereupon automatically be forfeited;

(iii) the Grantee’s Stock Awards that were not forfeitable immediately before the date of death shall promptly be settled by delivery to the Grantee’s estate or a person who acquired the right to hold the Stock Grant by bequest or inheritance, of a number of unrestricted Shares equal to the aggregate number of the Grantee’s vested Stock Awards;

(iv) any Performance Shares or Performance Units with respect to which the Performance Period has not ended as of the date of death shall terminate immediately upon the date of death.

(g) Buyout Provisions. Except as otherwise provided in this Section 5(g), the Administrator may at any time offer to buy out, for a payment in cash or Shares, an Award previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Grantee at the time that such offer is made. No such buy out shall occur without the prior approval or consent of the Company’s stockholders. Any such cash offer made to an Officer or Director shall comply with the provisions of Rule 16b-3 relating to cash settlement of stock appreciation rights. This provision is intended only to clarify the powers of the Administrator and shall not in any way be deemed to create any rights on the part of Grantees to buyout offers or payments.

(h) Nontransferability of Awards.

(i) Except as provided in Section 5(h)(iii) below, each Award, and each right under any Award, shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under Applicable Law, by the Grantee’s guardian or legal representative.

(ii) Except as provided in Section 5(h)(iii) below, no Award (prior to the time, if applicable, Shares are issued in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred to encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or in the case of Stock Awards, to the Company) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(iii) To the extent and in the manner permitted by Applicable Law, and to the extent and in the manner permitted by the Administrator, and subject to such terms and conditions as may be prescribed by the Administrator, a Grantee may transfer an Award to:

(A) a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Grantee (including adoptive relationships);

(B) any person sharing the employee’s household (other than a tenant or employee);

(C) a trust in which persons described in (A) and (B) have more than 50 percent of the beneficial interest;

(D) a foundation in which persons described in (A) or (B) or the Grantee control the management of assets; or

(E) any other entity in which the persons described in (A) or (B) or the Grantee own more than 50 percent of the voting interests;

provided such transfer is not for value. The following shall not be considered transfers for value: a transfer under a domestic relations order in settlement of marital property rights, and a transfer to an entity in which more than 50 percent of the voting interests are owned by persons described in (A) above or the Grantee, in exchange for an interest in such entity.

6. Stock Options.

(a) Limitations.

(i) Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Any Option designated as an Incentive Stock Option:

(A) shall not have an aggregate Fair Market Value (determined for each Incentive Stock Option at the Date of Grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year (under the Plan and any other employee stock option plan of the Company or any Parent or Subsidiary (“Other Plans”)), determined in accordance with the provisions of Section 422 of the Code, that exceeds $100,000 (the “$100,000 Limit”);

(B) shall, if the aggregate Fair Market Value of Shares (determined on the Date of Grant) with respect to the portion of such grant that is exercisable for the first time during any calendar year (“Current Grant”) and all Incentive Stock Options previously granted under the Plan and any Other Plans that are exercisable for the first time during a calendar year (“Prior Grants”) would exceed the $100,000 Limit, be exercisable as follows:

(1) The portion of the Current Grant that would, when added to any Prior Grants, be exercisable with respect to Shares that would have an aggregate Fair Market Value (determined as of the respective Date of Grant for such Options) in excess of the $100,000 Limit shall, notwithstanding the terms of the Current Grant, be exercisable for the first time by the Grantee in the first subsequent calendar year or years in which it could be exercisable for the first time by the Grantee when added to all Prior Grants without exceeding the $100,000 Limit; and

(2) If, viewed as of the date of the Current Grant, any portion of a Current Grant could not be exercised under the preceding provisions of this Section 6(a)(i)(B) during any calendar year commencing with the calendar year in which it is first exercisable through and including the last calendar year in which it may by its terms be exercised, such portion of the Current Grant shall not be an Incentive Stock Option, but shall be exercisable as a separate Option at such date or dates as are provided in the Current Grant.

(ii) No Employee shall be granted, in any fiscal year of the Company, Options to purchase more than 3,000,000 Shares. The limitation described in this Section 6(a)(ii) shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 11 of the Plan. If an Option is canceled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 11 of the Plan), the canceled Option will be counted against the limitation described in this Section 6(a)(ii).

(b) Term of Option. The term of each Option shall be stated in the Award Agreement; provided, however, that in the case of an Incentive Stock Option, the term shall be 10 years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and, except as otherwise provided in this Section 6(c)(i), shall be no less than 100 percent of the Fair Market Value per Share on the Date of Grant.

(A) In the case of an Incentive Stock Option granted to an Employee who on the Date of Grant owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110 percent of the Fair Market Value per Share on the Date of Grant.

(B) Any Option that is (1) granted to a Grantee in connection with the acquisition (“Acquisition”), however effected, by the Company of another corporation or entity (“Acquired Entity”) or the assets thereof, (2) associated with an option to purchase shares of stock or other equity interest of the Acquired Entity or an affiliate thereof (“Acquired Entity Option”) held by such Grantee immediately prior to such Acquisition, and (3) intended to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Option, may be granted with such exercise price as the Administrator determines to be necessary to achieve such preservation of economic value.

(C) Any Option that is granted to a Grantee not previously employed by the Company, or a Parent or Subsidiary, as a material inducement to the Grantee’s commencing employment with the Company may be granted with such exercise price as the Administrator determines to be necessary to provide such material inducement.

(d) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised. An Option shall be exercisable only to the extent that it is vested according to the terms of the Award Agreement.

(e) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. The acceptable form of consideration may consist of any combination of cash, personal check, wire transfer or, subject to the approval of the Administrator:

(i) pursuant to rules and procedures approved by the Administrator, promissory note;

(ii) Mature Shares;

(iii) pursuant to procedures approved by the Committee, (A) through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay the exercise price, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by the Grantee by reason of such exercise, or (B) through simultaneous sale through a broker of Shares acquired upon exercise; or

(iv) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law.

(f) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder.

(A) Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.

(B) An Option may not be exercised for a fraction of a Share.

(C) An Option shall be deemed exercised when the Company receives:

(1) written or electronic notice of exercise (in accordance with the Award Agreement and any action taken by the Administrator pursuant to Section 4(b) of the Plan or otherwise) from the person entitled to exercise the Option, and

(2) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan.

(3) Shares issued upon exercise of an Option shall be issued in the name of the Grantee or, if requested by the Grantee, in the name of the Grantee and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan.

(4) Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

7. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the terms and conditions of the Plan, the Administrator may grant SARs in tandem with an Option or alone and unrelated to an Option. Tandem SARs shall expire no later than the expiration of the underlying Option.

(b) Limitation. No Employee shall be granted, in any fiscal year of the Company, SARs covering more than 3,000,000 Shares. The limitation described in this Section 7(b) shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 11 of the Plan. If a SAR is canceled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 11 of the Plan), the canceled SAR will be counted against the limitation described in this Section 7(b).

(c) Exercise of SARs. SARs shall be exercised by the delivery of a written or electronic notice of exercise to the Company (in accordance with the Award Agreement and any action taken by the Administrator pursuant to Section 4(b) of the Plan or otherwise), setting forth the number of Shares over which the SAR is to be exercised. Tandem SARs may be exercised:

(i) with respect to all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option;

(ii) only with respect to the Shares for which its related Option is then exercisable; and

(iii) only when the Fair Market Value of the Shares subject to the Option exceeds the exercise price of the Option.

The value of the payment with respect to the tandem SAR may be no more than 100 percent of the difference between the exercise price of the underlying Option and the Fair Market Value of the Shares subject to the underlying Option at the time the tandem SAR is exercised.

(d) Payment of SAR Benefit. Upon exercise of a SAR, the Grantee shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i) the excess of the Fair Market Value of a Share on the date of exercise over the SAR exercise price; by

(ii) the number of Shares with respect to which the SAR is exercised;

provided, that the Administrator may provide in the Award Agreement that the benefit payable on exercise of an SAR shall not exceed such percentage of the Fair Market Value of a Share on the Date of Grant as the Administrator shall specify. As determined by the Administrator, the payment upon exercise of an SAR may be in cash, in Shares that have an aggregate Fair Market Value (as of the date of exercise of the SAR) equal to the amount of the payment, or in some combination thereof, as set forth in the Award Agreement.

8. Stock Awards.

(a) Authorization to Grant Stock Awards. Subject to the terms and conditions of the Plan, the Administrator may grant Stock Awards to Employees or Consultants from time to time. A Stock Award may be made in Shares or denominated in units representing rights to receive Shares. Each Stock Award shall be evidenced by an Award Agreement that shall set forth the conditions, if any, which will need to be timely satisfied before the Stock Award will be effective and the conditions, if any, under which the Grantee’s interest in the related Shares or units will be forfeited. A Stock Award made in Shares that are subject to forfeiture conditions and/or other restrictions may be designated as an Award of ‘Restricted Stock.’ A Stock Award denominated in units that are subject to forfeiture conditions and/or other restrictions may be designated as an Award of ‘Restricted Stock Units.’ No more than 3,000,000 Shares or units may be granted pursuant to Stock Awards to an individual Grantee in any calendar year.

(b) Code Section 162(m) Provisions.

(i) Notwithstanding any other provision of the Plan, if the Compensation Committee of the Board (the “Compensation Committee”) determines at the time a Stock Award is granted to a Grantee that such Grantee is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Stock Award, a “covered employee” within the meaning of Section 162(m)(3) of the Code, and to the extent the Compensation Committee considers it desirable for compensation delivered pursuant to such Stock Award to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, then the Compensation Committee may provide that this Section 8(b) is applicable to such Stock Award under such terms as the Compensation Committee shall determine.

(ii) If a Stock Award is subject to this Section 8(b), then the lapsing of restrictions thereon and the distribution of Shares pursuant thereto, as applicable, shall be subject to satisfaction of one, or more than one, objective performance targets. The Compensation Committee shall determine the performance targets that will be applied with respect to each Stock Award subject to this Section 8(b) at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance target(s) relate. The performance criteria applicable to Stock Awards subject to this Section 8(b) will be one or more of the following criteria: (A) stock price; (B) market share; (C) sales; (D) earnings per share, core earnings per share or variations thereof; (E) return on equity; (F) costs; (G) revenue; (H) cash to cash cycle; (I) days payables outstanding; (J) days of supply; (K) days sales outstanding; (L) cash flow; (M) operating income; (N) profit after tax; (O) profit before tax; (P) return on assets; (Q) return on sales; (R) inventory turns; (S) invested capital; (T) net operating profit after tax; (U) return on invested capital; (V) total shareholder return; (W) earnings; (X) return on equity or average shareowners’ equity; (Y) total shareowner return; (Z) return on capital; (AA) return on investment; (BB) income or net income; (CC) operating income or net operating income; (DD) operating profit or net operating profit; (EE) operating margin; (FF) return on operating revenue; (GG) contract awards or backlog; (HH) overhead or other expense reduction; (II) growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; (JJ) credit rating; (KK) strategic plan development and implementation; (LL) net cash provided by operating activities; (MM) gross margin; (NN) economic value added; (OO) customer satisfaction; (PP) financial return ratios; and/or (QQ) market performance.

(iii) Notwithstanding any contrary provision of the Plan, the Compensation Committee may not increase the number of shares granted pursuant to any Stock Award subject to this Section 8(b), nor may it waive the achievement of any performance target established pursuant to this Section 8(b).

(iv) Prior to the payment of any Stock Award subject to this Section 8(b), the Compensation Committee shall certify in writing that the performance target(s) applicable to such Stock Award was met.

(v) The Compensation Committee shall have the power to impose such other restrictions on Stock Awards subject to this Section 8(b) as it may deem necessary or appropriate to ensure that such Stock Awards satisfy all requirements for “performance-based compensation” within the meaning of Code section 162(m)(4)(C) of the Code, the regulations promulgated thereunder, and any successors thereto.

9. Performance Units and Performance Shares.

(a) Grant of Performance Units and Performance Shares. Subject to the terms of the Plan, the Administrator may grant Performance Units or Performance Shares to any Employee or Consultant in such amounts and upon such terms as the Administrator shall determine.

(b) Value/Performance Goals. Each Performance Unit shall have an initial value that is established by the Administrator on the Date of Grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Date of Grant. The Administrator shall set performance goals that, depending upon the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid to the Grantee.

(c) Payment of Performance Units and Performance Shares.

(i) Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to receive a payment based on the number and value of Performance Units or Performance Shares earned by the Grantee over the Performance Period, determined as a function of the extent to which the corresponding performance goals have been achieved.

(ii) If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Administrator determines appropriate, the Administrator may adjust, change or eliminate the performance goals or the applicable Performance Period as it deems appropriate in order to make them appropriate and comparable to the initial performance goals or Performance Period.

(d) Form and Timing of Payment of Performance Units and Performance Shares. Payment of earned Performance Units or Performance Shares shall be made in a lump sum following the close of the applicable Performance Period. The Administrator may pay earned Performance Units or Performance Shares in cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Administrator. The form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

10. Deferral of Receipt of Payment. The Administrator may permit or require a Grantee to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the exercise of an Option or SAR, the grant of or the lapse or waiver of restrictions with respect to Stock Awards or the satisfaction of any requirements or goals with respect to Performance Units or Performance Shares. If any such deferral is required or permitted, the Administrator shall establish such rules and procedures for such deferral.

11. Adjustments Upon Changes in Capitalization or Change of Control.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Covered Shares, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Covered Stock, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Covered Stock.

(b) Change in Control. In the event of a Change in Control, then the following provisions shall apply:

(i) Vesting. Any Award outstanding on the date such Change in Control is determined to have occurred that is not yet exercisable and vested on such date:

(A) shall become fully exercisable and vested on the first anniversary of the date of such Change in Control (the “Change in Control Anniversary”) if the Grantee’s Continuous Status as an Employee or Consultant does not terminate prior to the Change in Control Anniversary;

(B) shall become fully exercisable and vested on the Date of Termination if the Grantee’s Continuous Status as an Employee or Consultant terminates prior to the Change in Control Anniversary as a result of termination by the Company without Cause or resignation by the Grantee for Good Reason; or

(C) shall not become full exercisable and vested if the Grantee’s Continuous Status as an Employee or Consultant terminates prior to the Change in Control Anniversary as a result of termination by the Company for Cause or resignation by the Grantee without Good Reason.

For purposes of this Section 11(b)(i), the following definitions shall apply:

(D) “Cause” means:

(1) A Grantee’s conviction of a crime involving fraud or dishonesty; or

(2) A Grantee’s continued willful or reckless material misconduct in the performance of the Grantee’s duties after receipt of written notice from the Company concerning such misconduct;

provided, however, that for purposes of Section 11(b)(i)(D)(2), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Grantee in good faith to have been in or not opposed to the interest of the Company (without intent of the Grantee to gain, directly or indirectly, a profit to which the Grantee was not legally entitled).

(E) “Good Reason” means:

(1) The assignment to the Grantee of any duties inconsistent in any respect with the Grantee’s position (including status, titles and reporting requirement), authority, duties or responsibilities, or any other action by the Company that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action that is not taken in bad faith and that is remedied by the Company promptly after receipt of written notice thereof given by the Grantee within 30 days following the assignment or other action by the Company;

(2) Any reduction in compensation; or

(3) Change in location of office of more than 35 miles without prior consent of the Grantee.

(ii) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Award is outstanding, it will terminate immediately prior to the consummation of such proposed action. The Board may, in the exercise of its sole discretion in such instances, declare that any Option or SAR shall terminate as of a date fixed by the Board and give each Grantee the right to exercise his or her Option or SAR as to all or any part of the Covered Stock, including Shares as to which the Option or SAR would not otherwise be exercisable.

(iii) Merger or Asset Sale. Except as otherwise determined by the Board, in its discretion, prior to the occurrence of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, in the event of such a merger or sale each outstanding Option or SAR shall be assumed or an equivalent option or right shall be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation or a Parent or Subsidiary of the successor corporation does not agree to assume the Option or SAR or to substitute an equivalent option or right, the Administrator shall, in lieu of such assumption or substitution, provide for the Grantee to have the right to exercise the Option or SAR as to all or a portion of the Covered Stock, including Shares as to which it would not otherwise be exercisable. If the Administrator makes an Option or SAR exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Grantee that the Option or SAR shall be fully exercisable for a period of 15 days from the date of such notice, and the Option or SAR will terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase, for each Share of Covered Stock subject to the Option or SAR immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Optioned Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the merger or sale of assets.

(iv) Except as otherwise determined by the Board, in its discretion, prior to the occurrence of a Change in Control other than the dissolution or liquidation of the Company, a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, in the event of such a Change in Control, all outstanding Options and SARs, to the extent they are exercisable and vested (including Options and SARs that shall become exercisable and vested pursuant to Section 11(b)(i) above), shall be terminated in exchange for a cash payment equal to the Change in Control Price (reduced by the exercise price applicable to such Options or SARs). These cash proceeds shall be paid to the Grantee or, in the event of death of an Grantee prior to payment, to the estate of the Grantee or to a person who acquired the right to exercise the Option or SAR by bequest or inheritance.

12. Term of Plan. The Plan shall become effective upon its approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval shall be obtained in the manner and to the degree required under applicable federal and state law. The Plan shall continue in effect until October 17, 2011, unless terminated earlier under Section 13 of the Plan.

13. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 of the Code (or any successor rule or statute or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Furthermore, the Company shall obtain stockholder approval of any modification or amendment of the Plan to the extent that the Board, in its sole and absolute discretion, reasonably determines, in accordance with the requirements of any exchange or quotation system on which the Common Stock is listed or quoted, that such modification or amendment constitutes a material revision or material amendment of the Plan. Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company.

14. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued pursuant to an Award unless the exercise, if applicable, of such Award and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

15. Liability of Company.

(a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b) Grants Exceeding Allotted Shares. If the Covered Stock covered by an Award exceeds, as of the date of grant, the number of Shares that may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Covered Stock, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 13 of the Plan.

16. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

17. Rights of Employees and Consultants. Neither the Plan nor any Award shall confer upon an Grantee any right with respect to continuing the Grantee’s employment or consulting relationship with the Company, nor shall they interfere in any way with the Grantee’s right or the Company’s right to terminate such employment or consulting relationship at any time, with or without cause.

18. Sub-plans for Foreign Subsidiaries. The Board may adopt sub-plans applicable to particular foreign Subsidiaries. All Awards granted under such sub-plans shall be treated as grants under the Plan. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 3, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.

APPENDIX B

JABIL CIRCUIT, INC.

2002 EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the 2002 Employee Stock Purchase Plan of Jabil Circuit, Inc. (the “Company”).

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended.

2. Definitions.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c) “Common Stock” shall mean the Common Stock, .001 par value, of the Company.

(d) “Company” shall mean Jabil Circuit, Inc., a Delaware corporation.

(e) “Compensation” shall mean all base straight time gross earnings including payments for shift premium, commissions and overtime, incentive compensation, incentive payments, regular bonuses and other compensation.

(f) “Designated Subsidiaries” shall mean the Subsidiaries that have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(g) “Employee” shall mean any individual who is an employee of the Company for purposes of tax withholding under the Code whose customary employment with the Company or any Designated Subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Board, an Officer, or a person designated in writing by the Board or an Officer as authorized to approval a leave of absence. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave.

(h) “Enrollment Date” shall mean the first day of each Offering Period.

(i) “Exercise Date” shall mean the last day of each Offering Period.

(j) “Fair Market Value” shall mean the value of Common Stock determined as follows:

(1) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported), as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of such determination as reported in the Wall Street Journal or such other source as the Board deems reliable;

(2) If the Common Stock is quoted on the NASDAQ system (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high and low asked prices for the Common Stock on the date of such determination, as reported in the Wall Street Journal or such other source as the Board deems reliable; or

(3) In the absence of an established market for the Common Stock, the Fair Market Value of a Share of Common Stock thereof shall be determined in good faith by the Board.

(k) “Offering Period” shall mean a period of approximately six months, commencing on the first Trading Day on or after January 1 and terminating on the last Trading Day occurring in the period ending the following June 30, or commencing on the first Trading Day on or after July 1 and terminating on the last Trading Day occurring in the period ending the following December 31, except that the Offering Period shall commence on the first Trading Day on or after July 1, 2002, and end on the last Trading Day occurring in the period ending December 31, 2002. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

(l) “Officer” shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(m) “Plan” shall mean this 2002 Employee Stock Purchase Plan.

(n) “Purchase Price” shall mean an amount equal to 85 percent of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

(o) “Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

(p) “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50 percent of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(q) “Trading Day” shall mean a day on which United States national stock exchanges and the National Association of Securities Dealers Automated Quotation (NASDAQ) System are open for trading.

3. Eligibility.

(a) Any person who is an Employee, as defined in Section 2(g), who has been continuously employed by the Company or a Designated Subsidiary for at least 90 days (taking into account all of the Employee’s periods of employment) and who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date shall be eligible to participate in the Plan.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds 25,000 dollars worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

(c) All Employees who participate in the Plan shall have the same rights and privileges under the Plan, except for differences that may be mandated by local law and that are consistent with Code section 423(b)(5); provided, however, that Employees participating in a sub-plan adopted pursuant to Section 13(c) that is not designated to qualify under Section 423 of the Code need not have the same rights and privileges as Employees participating in the Code Section 423 Plan. In addition, the Board may impose restrictions on eligibility and participation of Employees who are officers and directors to facilitate compliance with federal or State securities laws or foreign laws.

4. Offering Periods. The Plan shall be implemented by consecutive Offering Periods until the Plan is terminated in accordance with Section 19 hereof. Subject to the requirements of Section 19, the Board shall have the power to change the duration of Offering Periods with respect to future offerings without stockholder approval if such change is announced at 15 days prior to the scheduled beginning of the first Offering Period to be affected.

5. Participation.

(a) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form (including by electronic communication) provided by the Company and filing it with the Company’s payroll office at least 10 business days prior to the applicable Enrollment Date, unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given Offering Period.

(b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10.

6. Payroll Deductions.

(a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 10 percent of the Compensation which he or she receives on each pay day during the Offering Period, and the aggregate of such payroll deductions during the Offering Period shall not exceed 10 percent of the participant’s Compensation during said Offering Period.

(b) All payroll deductions made for a participant shall be credited to his or her account under the Plan and will be with held in whole percentages only. A participant may not make any additional payments into such account.

(c) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing and filing (including by electronic communication) with the Company a new subscription agreement authorizing a change in payroll reduction rate; provided, however, that a participant may not change his or her rate of payroll deductions more than once in a given Offering Period. The change in rate shall be effective with the first full payroll period following five business days after the Company’s receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10.

(d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a participant’s payroll deductions may be decreased to zero percent at such time during any Offering Period which is scheduled to end during the current calendar year (the “Current Offering Period”) that the aggregate of all payroll deductions which were previously used to purchase stock under the Plan in a prior Offering Period which ended during that calendar year plus all payroll deductions accumulated with respect to the Current Offering Period equal $25,000. Payroll deductions shall recommence at the rate provided in such participant’s subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

(e) At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, foreign or other tax or social insurance withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but will not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefit attributable to sale or early disposition of Common Stock by the Employee.

7. Grant of Option.

(a) On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Offering Period more than a number of shares determined by dividing $12,500 by the fair market value of a share of the Company’s Common Stock on the Enrollment Date, and provided further that such purchase shall be subject to the limitations set forth in Section 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8, unless the participant has withdrawn pursuant to Section 10, and shall expire on the last day of the Offering Period.

(b) Options may be granted under the Plan from time to time in substitution for stock options held by employees of another corporation who become, or who became prior to the effective date of the Plan, Employees of the Company or a Designated Subsidiary as a result of a merger or consolidation of such other corporation with the Company, or the acquisition by the Company or a Designated Subsidiary of all or a portion of the assets of such other corporation, or the acquisition by the Company or a Designated Subsidiary of stock of such other corporation with the result that such other corporation becomes a Designated Subsidiary.

8. Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 10 below, his or her option for the purchase of shares will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares will be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10. Any other monies left over in a participant’s account after the Exercise Date shall be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

9. Delivery. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the transfer of the shares purchased upon exercise of each participant’s option in electronic form to a broker designated by the participant, or, in the discretion of the Company, the delivery to the participant of a certificate representing such shares.

10. Withdrawal; Termination of Employment.

(a) A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written or electronic notice to the Company in the form provided by the Company. All of the participant’s payroll deductions credited to his or her account will be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offering Period. If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

(b) Upon a participant’s ceasing to be an Employee for any reason or upon termination of a participant’s employment relationship (as described in Section 2(g)), the payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise the option will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and such participant’s option will be automatically terminated.

(c) In the event an Employee fails to remain an Employee of the Company for at least 20 hours per week during an Offering Period in which the Employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to his or her account will be returned to such participant and such participant’s option terminated.

(d) A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

12. Stock.

(a) The maximum number of shares of the Company’s Common Stock that may be made available for sale under the Plan since the Plan became effective is 7,000,000, which includes shares that were available on November 28, 2005 for sale plus the shares sold prior to November 28, 2005, subject to adjustment upon changes in capitalization of the Company as provided in Section 18. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(b) The participant will have no interest or voting right in shares covered by his option until such option has been exercised.

(c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

13. Administration.

(a) The Plan shall be administered by the Board of the Company or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan, and to provide or permit any notice or other communication required or authorized by the Plan in either written or electronic form. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties. Members of the Board who are eligible Employees are permitted to participate in the Plan, provided that:

(1) Members of the Board who are eligible to participate in the Plan may not vote on any matter affecting the administration of the Plan or the grant of any option pursuant to the Plan.

(2) If a Committee is established to administer the Plan, no member of the Board who is eligible to participate in the Plan may be a member of the Committee.

(b) Notwithstanding the provisions of Subsection (a) of this Section 13, in the event that Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision (“Rule 16b-3”) provides specific requirements for the administrators of plans of this type, the Plan shall be only administered by such a body and in such a manner as shall comply with the applicable requirements of Rule 16b-3.

(c) The Board may adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Board is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which may vary with local requirements. The Board may also adopt sub-plans applicable to particular Subsidiaries, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 12(a), but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

14. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15. Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10.

16. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17. Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

18. Adjustments Upon Changes in Capitalization, Dissolution, Merger, Asset Sale or Change of Control.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

(c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board deter mines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the “New

Exercise Date”) or to cancel each outstanding right to purchase and refund all sums collected from participants during the Offering Period then in progress. If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least 10 business days prior to the New Exercise Date, that the Exercise Date for his option has been changed to the New Exercise Date and that his option will be exercised automatically on the New Exercise Date, unless prior to such date he has withdrawn from the Offering Period as provided in Section 10. For purposes of this Section, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock and the sale of assets or merger.

The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event the Company effects one or more reorganizations, recapitalization, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

19. Amendment or Termination.

(a) The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 18, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or under Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. Term of Plan. The Plan shall become effective upon the approval by the stockholders of the Company. It shall continue in effect until October 17, 2011, unless sooner terminated under Section 19.

23. Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

SCHEDULE TO THE JABIL CIRCUIT, INC.

2002 EMPLOYEE STOCK PURCHASE PLAN

Adopted by the Company by resolution of the Board on October 27, 2005

The Government of India has under Section 17(2)(iii) of the Income-tax Act, 1961 issued Notification No.F.No.142/48/2001-TPL prescribing guidelines for Employee Stock Option Plan or Scheme.

I. Purpose:

Jabil Circuit, Inc, a company incorporated under United States laws and having its registered office at Florida intends to adopt this Sub Plan as an addendum to the overall Jabil Circuit, Inc. 2002 Employee Stock Purchase Plan. The Sub Plan incorporates specific additional terms, conditions and restrictions applicable to stock options granted to employees of Jabil Circuit India Private Limited, Jabil Circuit Technology India Private Limited, and any other company of the Jabil group in India which may be formed or acquired at a later date or time. These additional terms, conditions and restrictions are intended to ensure compliance of the Jabil Circuit, Inc. 2002 Employee Stock Purchase Plan (‘the Plan’) to the ESOP Guidelines issued by the Indian Government.

II. The rules of this India Sub Plan take precedence over other provisions of the Plan but unless otherwise specifically superseded by terms of the India Sub Plan, the provisions of the Plan shall govern the operations of the India Sub Plan.

III. The India Sub Plan shall be effective from 1 November 2005.

IV. Shareholder Approval:

Shareholder approval for the Plan has been granted on 24 September 2002.

V. An employee who is a promoter or belongs to the promoter group or is a director who either by himself or through his relative/body corporate, directly or indirectly holds more than 10% of the outstanding equity shares of the company, shall not be eligible to participate under the Sub Plan.

1.1 For purposes of the above, “Promoter” means:

a) the person/s who are in over-all control of the company; or

b) the person/s who are instrumental in the formation of the company; or the programme pursuant to which shares were offered to the public; or

c) the person/s named in the offer document as promoter(s).

A director or officer of the company will not be deemed to be a promoter if he is acting as such only in his professional capacity.

(Explanation: Where a promoter of a company is a body corporate, the promoter of that body corporate shall also be deemed to be a promoter of the company.)

1.2 “Promoter group” means:

a) an immediate relative of the promoter (i.e. spouse of that person, or any parent, brother, sister or child of the person or of the spouse); or

b) persons whose shareholding is aggregated for the purpose of disclosing “shareholding of the promoter group” in the offer document.

VI. The India Sub Plan as applicable to India shall not be subject to changes as required by the ESOP Guidelines unless prior approvals from the relevant Indian regulatory authorities, if required, have been obtained in this behalf.

VII. Plan Terms and Conditions Binding:

Shares granted under this Sub-Plan shall be subject to all other terms and conditions of the Plan.

VIII. Amendment:

The Sub Plan may be suspended or discontinued at any time.

For Jabil Circuit, Inc.

Authorized Signatories:

By:

By:

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 P.M., Eastern Time, January 21, 2009.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/JBL • Follow the steps outlined on the secured website.

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4 and 5.

1. Election of Directors:	01 - Laurence S. Grafstein	02 - Mel S. Lavitt	03 - Timothy L. Main	+
	04 - William D. Morean	05 - Lawrence J. Murphy	06 - Frank A. Newman
	07 - Steven A. Raymund	08 - Thomas A. Sansone	09 - Kathleen A. Walters

☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07	08	09
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	To approve an amendment to increase the size of the Jabil Circuit, Inc. 2002 Stock Incentive Plan by 1,500,000 shares.	☐	☐	☐	3.	To approve an amendment to increase the size of the Jabil Circuit, Inc. 2002 Employee Stock Purchase Plan by 3,000,000 shares.	☐	☐	☐

4.	To ratify the appointment of KPMG LLP as Jabil’s independent registered public account for the fiscal year ending August 31, 2009.	☐	☐	☐	5.	To transact such other business as may properly come before the Annual Meeting, including any adjournment thereof.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

RECEIVE FUTURE PROXY MATERIALS ELECTRONICALLY. Receiving stockholder material electronically via the Internet helps reduce Jabil’s mailing and printing costs. To receive future proxy materials electronically, if made available by Jabil, go to: http://www.computershare.com/us/ecomms and follow the instructions provided. Your participation in this program will remain in effect until you cancel your enrollment. You are free to cancel your enrollment at any time by going to http://www.computershare.com/us/ecomms on the Internet.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — JABIL CIRCUIT, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints ROBERT L. PAVER and FORBES I.J. ALEXANDER, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the common stock of Jabil Circuit, Inc., that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Jabil Circuit, Inc., to be held at the Renaissance Vinoy Golf Club, Sunset Ballroom, 600 Snell Isle Boulevard, St. Petersburg, Florida 33704, on Thursday, January 22, 2009, at 10:00 a.m., Eastern Time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting and any adjournment thereof.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED (1) FOR ALL LISTED NOMINEES FOR DIRECTOR, (2) FOR THE AMENDMENT TO INCREASE THE SIZE OF THE JABIL CIRCUIT, INC. 2002 STOCK INCENTIVE PLAN BY 1,500,000 SHARES, (3) FOR THE AMENDMENT TO INCREASE THE SIZE OF THE JABIL CIRCUIT, INC. 2002 EMPLOYEE STOCK PURCHASE PLAN BY 3,000,000 SHARES, (4) FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS JABIL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR THE FISCAL YEAR ENDING AUGUST 31, 2009 AND (5) FOR THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANY ADJOURNMENT THEREOF.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the Annual Meeting by attendance or proxy. Accordingly, please complete this proxy, and return it promptly in the enclosed envelope.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY INTERNET.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE